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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-239735

Prospectus

3,500,000 Shares

CENTOGENE N.V.

Common Shares

        We are offering a total of 2,000,000 common shares and the selling shareholders identified in this prospectus are offering a total of 1,500,000 common shares at a public offering price of $14.00. We will not receive any proceeds from the sale of common shares by the selling shareholders. On July 9, 2020, the last reported sale price of our common shares on the Nasdaq Global Market was $17.07. Our common shares are listed on the Nasdaq Global Market under the symbol "CNTG".

        We are both an "emerging growth company" and a "foreign private issuer" as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See "Summary—Implications of Being an Emerging Growth Company" and "—Implications of Being a Foreign Private Issuer."

	Per Share	Total

Public offering price	$14.00	$49,000,000

Underwriting discounts and commissions	$0.84	$2,940,000

Proceeds, before expenses, to us	$13.16	$26,320,000

Proceeds, before expenses, to the selling shareholders	$13.16	$19,740,000

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We refer you to "Underwriting" beginning on page 76 for additional information regarding underwriting compensation.

        The selling shareholders identified in this prospectus have granted the underwriters the right for 30 days from the date of this prospectus to purchase up to an additional 525,000 common shares from the selling shareholders, at the public offering price, less underwriting discounts and commissions.

Investing in our common shares involves risks.
See "Risk Factors" beginning on page 12 of this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the common shares against payment in New York, New York on or about July 14, 2020.

Credit Suisse	SVB Leerink
Baird	BTIG

Kempen & Co

July 9, 2020

        We, the selling shareholders, and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the selling shareholders nor the underwriters have authorized any other person to provide you with different or additional information. Neither we, the selling shareholders nor the underwriters are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

        For investors outside the United States: Neither we, the selling shareholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus and any free writing prospectus outside the United States.

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ABOUT THIS PROSPECTUS

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "Centogene" or the "Company," "we," "our," "ours," "us" or similar terms refer to Centogene N.V. or Centogene N.V. together with its subsidiaries, as the context may require.

        We are incorporated in the Netherlands, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the "SEC"), we are currently eligible for treatment as a "foreign private issuer." As a foreign private issuer, among other things, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PRESENTATION OF FINANCIAL INFORMATION

        We report under International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board (the "IASB"). We present our consolidated financial statements in accordance with IFRS. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

        Our financial statements included in this prospectus are presented in euro and, unless otherwise specified, all monetary amounts are in euro. All references in this prospectus to "$", "U.S. dollars" and "dollars" means U.S. dollars and all references to "€", "EUR" and "euro" mean euro, unless otherwise noted.

        In this prospectus, unless otherwise indicated, some euro amounts have been translated into U.S. dollars at the rate of $1.1016 to €1.00, the official exchange rate quoted as of March 31, 2020 by the U.S. Federal Reserve Bank. For information related to our initial public offering, which closed on November 12, 2019, have been translated into U.S. dollars at the rate of $1.1129 to €1.00, the official exchange rate quoted as of October 17, 2019 by the U.S. Federal Reserve Bank. For information on the exchange rate used for Centogene's consolidated financial statements as of December 31, 2018 and 2019 and for the three years ended December 31, 2017, 2018 and 2019, please see "Note 5(a)—Foreign currency and currency translation" to such consolidated financial statements included in our annual report for the year ended December 31, 2019 on Form 20-F, filed with the SEC on April 23, 2020, incorporated by reference in this prospectus.

        We have historically conducted our business through Centogene AG (which is now known as Centogene GmbH), and therefore our historical financial statements present the results of operations and financial condition of Centogene AG and its controlled subsidiaries. In connection with our initial public offering, Centogene N.V. became the holding company of Centogene AG, and the historical consolidated financial statements of Centogene AG became the historical consolidated financial statements of Centogene N.V. Centogene AG was acquired by Centogene B.V., which subsequently converted into Centogene N.V., on November 7, 2019, as part of our corporate reorganization, and the historical consolidated financial statements of Centogene AG included in this prospectus became the historical consolidated financial statements of Centogene N.V. On March 5, 2020, the Company resolved that Centogene AG shall be converted into a German limited liability company and renamed Centogene GmbH. Such conversion became effective upon the registration in the German commercial register on June 29, 2020.

TRADEMARKS

        CENTOGENE™ is our main trademark. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners. Solely for convenience, the

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trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus and in the documents incorporated herein by reference. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including (i) the section "Risk Factors" in this prospectus, (ii) any related free writing prospectus, (iii) the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included as exhibit 99.3 to Form 6-K, furnished to the SEC on June 15, 2020 and incorporated herein by reference, (iv) the section titled "Risk Factors" in our annual report for the year ended December 31, 2019 on Form 20-F, filed with the SEC on April 23, 2020 (the "Annual Report"), which is also incorporated herein by reference, including our audited consolidated financial statements and the notes thereto, and (v) the other information incorporated herein by reference, before deciding to invest in our common shares.

Overview

        We are a commercial-stage company focused on rare diseases that transforms real-world clinical and genetic data into actionable information for patients, physicians and pharmaceutical companies. Our goal is to bring rationality to treatment decisions and to accelerate the development of new orphan drugs by using our knowledge of the global rare disease market, including epidemiological and clinical data and innovative biomarkers. We have developed a global proprietary rare disease platform based on our real-world data repository with approximately 3.0 billion weighted data points from over 530,000 patients representing 120 different countries as of March 31, 2020, or an average of over 630 data points per patient, to draw upon for insight. Our platform includes multi-omic data (such as epidemiologic, phenotypic, proteomic, metabolomic and genetic data) that reflects a global population, and also a biobank of these patients' blood samples.

        We believe this represents the only platform that comprehensively analyzes multi-level data to improve the understanding of rare hereditary diseases, which can aid in the identification of patients and improve our pharmaceutical partners' ability to bring orphan drugs to the market. As of March 31, 2020, we collaborated with 39 pharmaceutical partners for over 45 different rare diseases. In addition, as of March 31, 2020, we had over 60 biomarker programs, of which 33 were used in connection with our pharmaceutical collaborations.

        A rare disease, by definition in the United States, is a disease that affects 200,000 or fewer people. However, with over 7,000 currently identified rare diseases, they in aggregate affect more than 350 million people globally. Rare diseases can be severe and often take years to diagnosis—on average it takes six to eight years for a patient with a rare disease to be diagnosed. This underscores the significant unmet need for high-quality genetic information in the rare disease space for the early identification and effective treatment of patients. Despite legislative initiatives and continued investment in rare disease drug development, significant unmet need still exists. Of the 7,000 identified rare diseases, it is estimated that 80%, or 5,600, have a genetic origin and, of these rare hereditary diseases, only approximately 250 rare hereditary diseases, or less than 5%, have an FDA approved treatment. One of the greatest challenges in the development of cost-effective treatments for rare diseases is the timely and adequate recruitment of eligible trial participants. According to a 2019 study of uncompleted rare disease trials registered on Clinicaltrials.gov, 32% cited that the main reason for the non-completion of their clinical trials was a lack of patients enrolled in the trials. Rare disease drug development face challenges and is constrained by a number of factors including: a lack of high-quality information regarding the clinical heterogeneity of medical symptoms, lack of comprehensive and curated medical data, difficulties in the early identification of patients, lack of biomarkers and difficulties in understanding market size and epidemiology.

        We have an integrated approach with a detailed, global understanding of the genetic basis and the clinical phenotype of rare hereditary diseases, which we believe will unlock the ability to target rare diseases and provide critical knowledge that will guide drug development and monitoring, and ultimately improve patient care. Our business is comprised of complementary solutions for both physicians and their patients, as well as pharmaceutical companies. Our diagnostics solution typically starts with specialist physicians requesting diagnostic information to identify or confirm a rare disease by sending us their patients' blood samples on our proprietary dried blood spot collection kit that bears the European Conformity Marking (the "CE Mark")—the CentoCard. With highly advanced technology, our proprietary database and our team of medical experts, we then deliver reports back to the physicians that contain what we believe is critical information containing genetic, proteomic, metabolomic information, or some combination, depending on what is most salient for each case. We also input this data to our CentoMD platform, which enriches our understanding of rare diseases broadly.

        For our pharmaceutical partners, we are able to provide various valuable information using our platform. For instance, with the access to the data in our repository and biomaterials in our biobank, we have successfully developed biomarkers by applying highly sophisticated tools, including mass spectrometry technologies, together with artificial intelligence capabilities in an efficient and cost effective manner.

        Since early 2020, we also started to pursue a metabolomics approach for establishing a biomarker discovery pipeline for rare hereditary disease. Our approach to developing biomarkers incorporates a tandem mass spectrometry (ion mobility quadrupole time-of-flight mass spectrometry) methodology and artificial intelligence, which has proven expertise in the identification of new biomarkers. Biomarker candidates are validated and optimized in epidemiological clinical trials and facilitated by simple sample logistics with the CentoCard.

        Our platform integrates all relevant structured and unstructured patient data (clinical information/health records, genetic, transcriptomic, proteomic, metabolomic data (including DNA, RNA, Proteome, Metabolite profile or Metabolome), and especially longitudinal data (e.g., biomarker or patient recorded outcome, also referred to as "real world data"), as well as diagnostic workflow data. Therefore, artificial intelligence plays an important role in biomarker discovery by finding statistical relationships faster, drawing more exact conclusions about relationships in the data, and discovering patterns that cannot be found with traditional methods. Furthermore, the discovery phase can be initiated with existing biomaterials with the patients' consent and, consequently no clinical study is necessary, which reduces the time and cost significantly.

        Biomarkers are important in orphan drug development as well as post-commercialization monitoring, by demonstrating the efficacy of the drugs, performing longitudinal monitoring and informing necessary titration for individual rare disease patients. As of March 31, 2020, we had over 60 biomarker programs, with over 25 biomarker programs (covering more than 22 diseases) having completed the first step of validation using mass spectrometry. In addition, biomarkers covering eight rare diseases (AADC deficiency, hereditary angioedema (HAE), Fabry disease, Farber disease, Gaucher disease, Gaucher disease atypical, Niemann-Pick disease (NPD) A/B and NPD type C) were used as clinical diagnosis in our diagnostics segment.

        Our database is also valuable beyond drug discovery as the biomarkers can be relevant for patient stratification and monitoring. Our database has multiple additional applications such as patient identification for therapeutic trials and treatment. For example, identifying patients with a specific rare disease that are eligible for a clinical trial, which can reduce the time of clinical trial patient enrollment for our pharmaceutical partners. Reducing this enrollment time is often critically important in rare diseases as the small number of patients of each disease can cause long enrollment periods.

        We were founded in 2006 in Rostock, Germany and as of March 31, 2020 had approximately 500 highly qualified personnel (including consultants) across offices in Austria, Germany, India, the United Arab Emirates and the United States, from over 55 nationalities. We generated total revenue of €

40.5 million and €48.8 million in the years ended December 31, 2018 and 2019, respectively, and of €10.7 million and €12.1 million in the three months ended March 31, 2019 and 2020, respectively. We also incurred total comprehensive losses attributable to equity holders of Centogene of €11.0 million and €20.7 million in the years ended December 31, 2018 and 2019, respectively, and of €5.2 million and €8.6 million in the three months ended March 31, 2019 and 2020, respectively.

Our Platform—An Integrated, Knowledge-Based System

        To deliver on this vision, we have developed a global real-world data based proprietary platform that we believe will improve methods for identifying and monitoring rare diseases and provide solutions that accelerate the development of orphan drugs. At the core of our platform is our data repository, which includes epidemiologic, phenotypic and heterogenetic data, and allows us to assemble an extensive knowledge base in rare hereditary diseases. We collect this detailed level of data in our repository through our easy-to-use CentoCard, a CE-Marked dried blood spot collection kit, captures blood samples of potential rare disease patients with a low cost of distribution, accompanied by the patients' medical histories and completed consent forms from the physicians. The data is then validated by professionals using a systematic and scientific approach prior to feeding it into our repository and our central CentoMD database, which we believe is the world's largest curated mutation database for rare diseases. As of March 31, 2020, our CentoMD 5.7 database includes curated data from over 400,000 patients from over 120 countries. We have received express consent from the majority of patients allowing us to retest their biomaterials in our biobank, with over 12.2 million unique variants and over 3,700 disease-associated phenotypes.

        This systematic and thorough process results in information-based services that are beneficial for our pharmaceutical partners. This includes the ability to derive diagnostic solutions to accurately identify rare disease patients and the ability to identify new biomarkers, which help streamline and accelerate the path to approval for new drugs. As we facilitate the development of new drugs and the identification of more patients, an increasing number of patients are involved in clinical trials, which leads to even more diagnostic information being added to our repository. This synergistic model allows us to continuously enhance our own expertise and support pharmaceutical knowledge in the rare disease field.

        A graphical description of our system is shown below:

        The strengths of our platform include the following:

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  Extensive repository to identify rare disease patients, containing multi-omic data from over 530,000 patients, together with the biomaterials of these patients;

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  Ethnically diverse datasets with patients from over 120 countries;

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  Highest level of quality through data curation and process standardization; and

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  Enhancement of biomarker discovery.

Our Solutions

  Pharmaceutical

        Our pharmaceutical segment provides a variety of services to our pharmaceutical partners, including early patient recruitment and identification, epidemiological insights, biomarker discovery, diagnostics for our pharmaceutical partners and patient monitoring. Our information platforms, our access to rare disease patients and our ability to develop proprietary technologies including biomarkers enable us to provide services to our pharmaceutical partners in all phases of the drug development process as well as post-commercialization. Revenues in our pharmaceutical segment are generated primarily from collaboration agreements with our pharmaceutical partners, which are structured on a fee per sample basis, milestone basis, fixed fee basis, royalty basis or a combination of these. For the year ended December 31, 2019, €21.5 million, or 44.1%, of our total revenues were derived from our pharmaceutical segment. For the three months ended March 31, 2020, €4.6 million, or 37.6%, of our total revenues were derived from our pharmaceutical segment.

  Diagnostics

        Our clinical diagnostics segment provides targeted genetic sequencing and diagnostics services to patients through our distribution partners and clients, who are typically physicians, labs or hospitals. As of March 31, 2020, we believe we offer the broadest diagnostic testing portfolio for rare diseases, covering over 7,000 genes using over 10,000 different tests. Revenues from our diagnostics segment are typically generated by set fees per diagnostic test or per bundle of diagnostic tests under contracts with our clients. In turn, the data and biomaterials collected from our diagnostic services allow us to continue to grow our repository and our CentoMD database. For the year ended December 31, 2019, €27.3 million, or 55.9%, of our total revenues were derived from our diagnostics segment. For the three months ended March 31, 2020, €7.5 million, or 62.4%, of our total revenues were derived from our diagnostics segment.

Strategy

        Our objective is to improve the diagnosis and treatment of rare diseases by transforming real-world clinical and genetic data into actionable information for patients, physicians, and pharmaceutical companies, and unlocking critical knowledge that will guide and accelerate orphan drug development. To achieve this objective, our strategy is to:

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  Transform the rare disease landscape by applying precision medicine more comprehensively.

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  Further our leadership position in rare diseases and continue to build upon the largest, most comprehensive repository for rare diseases patient data.

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  Accelerate the discovery and development of orphan drugs for new and existing pharmaceutical partners.

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  Gain further insights and knowledge through the use of artificial intelligence to accelerate orphan drug development.

Recent Developments

  Update on the COVID-19 pandemic

        The COVID-19 pandemic, which began in December 2019 in China, has spread across the globe and caused significant disruptions to the society and economy. Different measures, such as quarantines, maintaining social distance, travel restrictions and closure of borders have been implemented by many governments only with the aim to avoid continuous outbreak of the disease.

        As part of our initiative to assist local, national and international authorities in their efforts to facilitate the earliest possible diagnosis of COVID-19 and thereby contribute to allowing society to return to a "new" normal, we have commenced testing for COVID-19 in March 2020. Starting from the Mecklenburg-Western Pomerania region of Germany focusing on employees and essential workers in Rostock, we further expanded the test offering to nursing homes as well as to high school students in Germany. Since May 2020, we are offering our test to the rest of the world and are in the process of seeking appropriate approvals to comply with local rules and regulations. Some of these initiatives are offered free of charge by us, while some of them are in collaboration with the state government and other companies. On June 7, 2020, we entered into a collaboration with the OESIS Network Inc., a network of more than 600 schools across the U.S., to conduct COVID-19 screening in schools. On July 1, 2020, the U.S. Food and Drug Administration ("FDA") granted the emergency use of our reverse transcription polymerase chain reaction (RT-PCR) test on individuals suspected of having COVID-19 by their healthcare providers for the detection of SARC-CoV-2 by CLIA certified laboratories.

        To support the expansion of our test offering, we acquired laboratory facilities and equipment for a total consideration of €1.8 million and leased laboratory space in Hamburg, Germany, in April 2020. In addition, we commenced the production and distribution of a sample collection kit for COVID-19 test, CentoSwab.

        Although we are taking a series of measures aiming to minimize the disruptions to the business and operations, and the provision of testing for the COVID-19 virus is anticipated to generate additional revenues to us, the impact of the pandemic to the global economy, international trade and business activities may also have a negative impact to our operating results. In particular, they could result in increased costs of execution with regards to operational plans. In addition, COVID-19 may disrupt our supply chain, particularly as it relates to the United States (from where a significant proportion of our sequencing products are sourced) as well other countries in which we operate and from where we receive tests, and otherwise adversely affect international trade and business activities. The impact of COVID-19 will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the pandemic, the probability of occurrence of second outbreak, the ultimate impact on financial markets and the global economy. Accordingly, we are unable to provide a reasonable estimate of the related financial impact at this time.

Risks Associated with Our Business

        Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the specific factors set forth in Exhibit 99.4 to our report on Form 6-K, furnished to the SEC on June 15, 2020 and the heading "Item 3. Key Information—D. Risk Factors—Certain Factors Relating to Our Business and Strategy" in our Annual Report, each incorporated by reference herein. These risks include the following:

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  We may fail to generate sufficient revenue from our relationships with our clients or pharmaceutical partners to achieve and maintain profitability;

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  The COVID-19 pandemic could adversely impact our business and results of operations;

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  We may fail to maintain our current relationships with pharmaceutical companies, or enter into new relationships on a similar scale;

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  Because the identified patient populations for rare diseases are relatively small, it may be difficult to successfully identify patients for our pharmaceutical partners;

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  We are dependent on uninterrupted access to highly specialized laboratory facilities, storage facilities and equipment, and depend upon our information technology systems and a limited number of suppliers for some of our laboratory equipment;

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  The loss or transition of any member of our senior management team, in particular our current CEO, or our inability to attract and retain new talent, could adversely affect our business;

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  The knowledge and interpretation-based solutions we provide to our pharmaceutical partners may not achieve significant commercial market acceptance, and any failure to keep pace with the rapidly evolving industry in which we operate could make us obsolete;

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  We derive a large proportion of our revenues from agreements with a limited number of pharmaceutical partners and clients;

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  We may be adversely impacted by volatile, negative or uncertain economic, political or social conditions and the effects of these conditions on our pharmaceutical partners' and diagnostics clients' businesses and levels of business activity;

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  International expansion of our business exposes us to new and complex business, regulatory, political, operational, financial, and economic risks, and our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these requirements could harm our business;

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  We may be unable to obtain, maintain, protect and enforce patent and other intellectual property protection for any products or solutions we develop and for our technology, or the scope of intellectual property protection obtained may not be sufficient;

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  If we are unable to protect the confidentiality of our trade secrets, know-how, and other confidential and proprietary information, our business and competitive position would be harmed; and

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  We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Corporate Information

        Our principal executive offices are located at Am Strande 7, 18055 Rostock, Germany. Our telephone number at this address is +49 (381) 80113400. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.centogene.com.

        We make our periodic reports and other information filed with or furnished to the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

        Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We have included our website address as an inactive textual reference only.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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  the ability to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced disclosure in operating and financial review and prospects in our Annual Report, which is incorporated by reference herein;

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  exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), in the assessment of our internal controls over financial reporting; and

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  to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

        We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a "large accelerated filer" with at least $700 million of equity securities; (iii) the issuance, in any three-year period, by our company of more than $1.0 billion in nonconvertible debt securities held by non-affiliates; and (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

        We may choose to take advantage of some but not all of these reduced burdens. For example, we took advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting in our Annual Report. Accordingly, the information that we provide to shareholders may be different than you might obtain from other public companies.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

Implications of Being a Foreign Private Issuer

        We are also considered a "foreign private issuer." In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, members of our management board, supervisory board and our principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

        We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of our management board or supervisory board are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

        We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

 THE OFFERING

Issuer	Centogene N.V.
Common shares offered by us	2,000,000 common shares.
Common shares offered by the selling shareholders	1,500,000 common shares.
Underwriters' option to purchase additional common shares
The selling shareholders have granted the underwriters the right to purchase for 30 days from the date of this prospectus up to an additional 525,000 common shares from the selling shareholders, at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.
Common shares to be outstanding after this offering	21,861,340 common shares.
Voting rights	Our common shares have one vote per share.
Nasdaq Global Market symbol	"CNTG".
Use of proceeds
We estimate that the net proceeds to us from the offering will be approximately $25.6 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds to us from this offering for research and development to support orphan drug development with our knowledge-driven information platform, as well as for working capital and other general corporate purposes. We may also use a portion of the net proceeds to us from this offering to acquire or invest in complementary businesses, assets or technologies.

The selling shareholders will receive all net proceeds from the sale of the common shares to be sold by them in this offering, and we will not receive any of the proceeds from the sale of their shares.
See "Use of Proceeds."

Dividend policy	We have never paid or declared any cash dividends on our common shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. We intend to retain available funds and future earnings to fund the development and expansion of our business. Under Dutch law, we may only pay dividends to the extent our shareholders' equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. Subject to such restrictions, any future determination to pay dividends will be at the discretion of our management board and our supervisory board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our management board and supervisory board deem relevant. If and when we do intend to distribute a dividend, such dividend may be distributed in the form of cash only or shares only, through a combination of the foregoing (cash and shares) or through a choice dividend (cash or shares), in each case subject to applicable law. We intend to place this dividend and reservation policy for discussion on the agenda for our annual general meetings of shareholders, consistent with the Dutch Corporate Governance Code (the "DCGC").
Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus. Members of our management board, our supervisory board, our selling shareholders as well as certain of our other existing shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions.
Risk factors
See "Risk Factors" and the other information included in this prospectus and incorporated by reference from our Annual Report for a discussion of factors you should consider before deciding to invest in our common shares.

        The above number of common shares to be outstanding after this offering is based on 19,861,340 common shares of Centogene N.V. outstanding as of March 31, 2020, and excludes:

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  805,308 of our common shares issuable upon the exercise of options outstanding pursuant to our 2019 long-term incentive plan (the "2019 Plan") as of March 31, 2020 (for more information, see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Replacement of 2017 Plan" in our Annual report incorporated by reference herein);

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  396,522 of our common shares issuable upon the exercise of options outstanding pursuant to the agreement between Centogene and Flemming Ornskov as of March 31, 2020 (see "Items 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Options to Flemming Ornskov" in our Annual Report incorporated by reference herein); and

  •
  2,185,453 of our common shares available for future issuance under awards granted pursuant to our 2019 Plan (see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—2019 Equity Incentive Plan" in our Annual Report incorporated by reference herein), which shares are registered on Form S-8, filed with the SEC on November 6, 2019.

        Unless otherwise indicated, all information contained in this prospectus also reflects and assumes:

  •
  no exercise of the options or awards described above; and

  •
  no exercise of the option granted to the underwriters to purchase up to 525,000 additional shares from the selling shareholders in connection with the offering.

RISK FACTORS

        You should carefully consider the following risks, including those set forth under the heading "Risk Factors" in our annual report for the year ended December 31, 2019 on Form 20-F, filed with the SEC on April 23, 2020, and those disclosed in Exhibit 99.4 to Form 6-K, furnished to the SEC on June 15, 2020, each incorporated by reference herein, including our financial statements and the notes thereto, and all of the information contained in this prospectus and in the documents incorporated by reference herein, before deciding to invest in our common shares. If any of the following risks or the risks described in the documents incorporated by reference herein actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment. The risks and uncertainties described below or in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business.

Risks Relating to Our Common Shares and the Offering

An active trading market for our common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the offering price and our ability to raise capital in the future may be impaired.

        Although our common shares are listed and trade on Nasdaq, an active trading market for our shares may not be maintained following this offering. If an active market for our common shares is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our share price may in the future fluctuate, as a result of which you could lose a significant part of your investment.

        The market price of our common shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

  •
  financial analysts ceasing to cover our common shares or changes in financial estimates by analysts;

  •
  actual or anticipated variations in our operating results;

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  changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  future sales of our shares; and

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  investor perceptions of us and the industries in which we operate.

        In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies' securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our common shares to decline.

        Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause a decline in the market price of our common shares. This could also impair our ability to raise additional capital through the sale of our equity securities. We, our management board members and supervisory board members, the selling shareholders and certain of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90 day period following the date of this prospectus. See "Underwriting." If, after the end of such lock-up agreements, these shareholders sell substantial amounts of common shares in the public market, or the market perceives that such sales may occur, the market price of our common shares and our ability to raise capital through an issue of equity securities could be adversely affected.

        Moreover, we have entered into a registration rights agreement entitling certain of our existing shareholders, to rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. In addition, we have registered on a Form S-8 registration statement all common shares that we may issue under our 2019 Plan (as defined below). As a result, these shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements entered into in connection with this offering. In addition, in connection with our initial public offering which closed on November 12, 2019, our managing directors, supervisory directors, officers and all of our pre-IPO shareholders entered into lock-up agreements that expired on May 4, 2020. As a result, any shares held by a pre-IPO shareholder that signed a lock-up in connection with our initial public offering but not in connection with this offering are eligible for sale in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common shares could decline.

We have broad discretion in the use of the net proceeds received by us from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

        Although we currently intend to use the net proceeds received by us from this offering in the manner described in the section titled "Use of Proceeds" in this prospectus, our management has broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common shares to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." For example, for as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See "Summary—

Implications of Being an Emerging Growth Company." We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

        We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act's domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

        We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. If in the future we are not a foreign private issuer as of the last day of the second fiscal quarter in any fiscal year, we would be required to comply with all of the periodic disclosure, current reporting requirements and proxy solicitation rules of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (a) a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our managing directors, supervisory directors and executive officers may not be United States citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we were to lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified directors.

As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we follow certain home country governance practices rather than the corporate governance requirements of Nasdaq.

        We are a foreign private issuer. As a result, in accordance with the listing requirements of Nasdaq we are relying on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of Nasdaq. In accordance with Dutch law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares. Although we must provide shareholders with an agenda and other relevant documents for the general meeting of shareholders, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus our practice will vary from the requirement of Nasdaq Listing Rule 5620(b). As permitted by the listing requirements of Nasdaq, we have also opted out of the requirements of Nasdaq Listing Rule 5605(d), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors and makes determinations regarding the independence of any compensation consultants, Nasdaq Listing Rule 5605(e), which requires independent director oversight of director nominations, and Nasdaq Listing Rule 5605(b)(2), which requires an issuer to have a majority of independent directors on its board and makes determinations regarding the independence of any compensation consultants. We are also relying on the phase-in rules of the SEC and Nasdaq with respect to the independence of our audit committee. These rules require that a majority of our supervisory directors must be independent, and all members of our audit committee must meet the independence standard for audit committee members by November 6, 2020. In addition, we have opted out of shareholder approval requirements, as included in the Nasdaq Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of the Company and certain private placements. To this extent, our practice varies from the requirements of Nasdaq Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. For an overview of our corporate governance principles, see "Item 10. Additional Information—B. Memorandum and Articles of Association" in our Annual Report which is incorporated by reference in this prospectus. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq requirements.

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.

        Upon the closing of this offering, a small number of our existing shareholders, including certain of our managing directors, supervisory directors and executive officers and entities affiliated with them, in the aggregate, will continue to beneficially own approximately 61.5% of our outstanding common shares, after giving effect to the sale by the selling shareholders of all of the common shares that they propose to sell in this offering as set forth on the cover page of this prospectus, and, assuming no exercise of the option granted to the underwriters to purchase additional common shares from the selling shareholders in connection with the offering. As a result, these shareholders, if acting together, are able to influence or control matters requiring approval by our general meeting of shareholders, including the election of managing directors and supervisory directors, changes to our articles of association and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.

We do not anticipate paying any cash dividends in the foreseeable future.

        We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common shares. As a result, capital appreciation in the price of our common shares, if any, will be your only source of gain on an investment in our common shares.

If we do pay dividends, we may need to withhold tax on such dividends payable to holders of our shares in both Germany and the Netherlands.

        As an entity incorporated under Dutch law, any dividends distributed by us are subject to Dutch dividend withholding tax on the basis of Dutch domestic law. On the basis of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the "double tax treaty between Germany and the Netherlands"), however, the Netherlands will be restricted in imposing these taxes if the Company is also a tax resident of Germany and its effective management is located in Germany. See "Risk Factors—We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us." Dutch dividend withholding tax is, however, still required to be withheld from dividends if and when paid to Dutch resident holders of our common shares (and non-Dutch resident holders of our common shares that have a permanent establishment in the Netherlands to which their shareholding is attributable). As a result, upon a payment of dividends, we will be required to identify our shareholders in order to assess whether there are Dutch residents (or non-Dutch residents with a permanent establishment in the Netherlands to which the common shares are attributable) in respect of which Dutch dividend tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be determined, withholding of both German and Dutch dividend tax may occur upon a payment of dividends.

New investors in our common shares will experience immediate and substantial book value dilution after this offering.

        The public offering price of our common shares is substantially higher than the pro forma net tangible book value per share of the outstanding common shares immediately after the offering. Based on the public offering price of $14.00 per share, and our net tangible book value as of March 31, 2020, if you purchase our common shares in this offering, you will suffer immediate dilution of $10.96 per share (€9.95), representing the difference between the price per common share you paid and the net tangible book value per common share immediately after this offering. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

        We also have approximately 1,201,830 outstanding share options to purchase common shares with exercise prices that are at or below the public offering price of the common shares. To the extent that these options are exercised, investors in this offering may experience further dilution.

Shareholders may not be able to exercise preemptive rights and, as a result, may experience substantial dilution upon future issuances of common shares.

        In the event of an issuance of common shares, subject to certain exceptions, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the common shares held by such holder. These preemptive rights may be restricted or excluded by a resolution of the general meeting of shareholders or by another corporate body designated by the general meeting of shareholders. Our management board is authorized until November 6, 2024, and subject to the approval of the shareholders at the annual general meeting on June 26, 2020 until June 26, 2025, to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time and to limit or exclude preemptive rights in connection therewith. This could cause existing shareholders to experience substantial dilution of their interest in us.

If equity and industry research analysts publish negative evaluations of or downgrade our common shares, the price of our common shares could decline.

        The trading market for our common shares relies in part on the research and reports that equity and industry research analysts publish about us or our business. We do not control these analysts. If one or more of the analysts covering our business downgrade their evaluations of our common shares, the price of our common shares could decline. If one or more of these analysts cease to cover our common shares, we could lose visibility in the market for our common shares, which in turn could cause our common shares price to decline.

We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.

        Since our incorporation we have had, on a continuous basis, our place of "effective management" in Germany. We therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, we also qualify as a tax resident of the Netherlands on the basis of Dutch domestic law. However, based on our current management structure and the current tax laws of the United States, Germany and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, we should qualify solely as a tax resident of Germany for the purposes of the double tax treaty between Germany and the Netherlands due to the "effective management" tie-breaker. The test of "effective management" is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the relevant case law and OECD guidance suggest that the Company is likely to be regarded as having become German tax resident from incorporation and remaining so if, as the Company intends, (i) most meetings of its management board are held in Germany (and none are held in the Netherlands) with a majority of directors present in Germany for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting the Company and its subsidiaries; (iii) those meetings are properly minuted; (iv) at least some of the directors of the Company, together with supporting staff, are based in Germany; and (v) the Company has permanent staffed office premises in Germany. We may, however, become subject to limited income tax liability in other countries with regard to the income generated in the respective other country, for example, due to the existence of a permanent establishment or a permanent representative in such other country.

        The applicable tax laws or interpretations thereof may change. Furthermore, whether we have our place of effective management in Germany and are as such tax resident in Germany is largely a question of fact and degree based on all the circumstances, rather than a question of law, which facts and degree may also change. Changes to applicable laws or interpretations thereof and changes to applicable facts and circumstances (for example, a change of board members or the place where board meetings take place), may result in us becoming a tax resident of a jurisdiction other than Germany. As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, results of operations, financial condition and prospects, which could cause our share price and trading volume to decline. However, if there is a double tax treaty between Germany and the respective other country, the double taxation of income may be reduced or avoided entirely.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

        Our ability to utilize our net operating losses ("NOLs") is currently limited, and may be limited further, under Section 8c of the German Corporation Income Tax Act (Körperschaftsteuergesetz, the "KStG") and Section 10a of the German Trade Tax Act (Gewerbesteuergesetz, the "GewStG"). These limitations apply if a qualified ownership change, as defined by Section 8c KStG, occurs and no exemption is applicable.

        Generally, a qualified ownership change occurs if more than 50% of the share capital or the voting rights are directly or indirectly transferred to a shareholder or a group of shareholders within a period of five years. A qualified ownership change may also occur in case of a transaction comparable to a transfer of shares or voting rights or in case of an increase in capital leading to a respective change in the shareholding. In the case of such a qualified ownership change tax loss carryforwards expire in full. To the extent that the tax loss carryforwards do not exceed hidden reserves (stille Reserven) taxable in Germany, they may be further utilized despite a qualified ownership change. In case of a qualified ownership change within a group, tax loss carryforwards will be preserved if certain conditions are satisfied. In case of a qualified ownership change, tax loss carryforwards will be preserved (in the form of a "fortführungsgebundener Verlustvortrag") if the business operations have not been changed and will not be changed within the meaning of Section 8d KStG.

        According to another appeal filed by the fiscal court of Hamburg dated August 29, 2017, Section 8c, paragraph 1, sentence 1 KStG is not in line with the German constitution. The appeal is still pending. It is unclear when the Federal Constitutional Court will decide this case. According to statements in German legal literature, there are good reasons to believe that the Federal Constitutional Court may come to the conclusion that Section 8, paragraph 1, sentence 1 KStG is not in line with the German constitution.

        As of December 31, 2019, we had unrecognized NOL carryforwards for German tax purposes of approximately €41.6 million available. Future changes in share ownership may also trigger an ownership change and, consequently, a Section 8c KStG or a Section 10a GewStG limitation. Any limitation may result in the expiration of a portion or the complete tax operating loss carryforwards before they can be utilized. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to reduce German income tax may be subject to limitations, which could potentially result in increased future cash tax liability to us.

Although we do not believe that we were a "passive foreign investment company," or a PFIC, for U.S. federal income tax purposes in 2019, we may be a PFIC in 2020 or one or more future taxable years. If we were a PFIC in any taxable year, U.S. shareholders may be subject to adverse U.S. federal income tax consequences.

        Under the Internal Revenue Code of 1986, as amended (the "Code"), we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to our subsidiaries, either (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. Passive income includes, among other things, dividends, interest, certain non-active rents and royalties, and capital gains. Based on our current operations, income, and assets, and certain estimates and projections, including as to the relative values of our assets, we do not believe that we were a PFIC for our 2019 taxable year. However, there can be no assurance that the Internal Revenue Service (the "IRS") will agree with our conclusion. In addition, whether we will be a

PFIC in 2020 or any future taxable year is uncertain because, among other things, (i) we currently own, and expect to continue to own, a substantial amount of passive assets, including cash, (ii) the value of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may vary substantially over time and (iii) the composition of our income may vary substantially over time. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

        If we are a PFIC for any taxable year during which a U.S. investor holds our common shares, we would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds our common shares, even if we ceased to meet the threshold requirements for PFIC status, unless certain exceptions apply. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of an additional tax effectively representing a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election (a QEF Election") that could mitigate the adverse U.S. federal income tax consequences should we be classified as a PFIC.

        For further discussion, see "Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders."

We are a Dutch public company. The rights of our shareholders are different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions and may not protect investors in a similar fashion afforded by incorporation in a U.S. jurisdiction.

        We are a public company (naamloze vennootschap) organized under the laws of the Netherlands. Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in the Netherlands. However, there can be no assurance that Dutch law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the United States, which could adversely affect the rights of investors.

        The rights of shareholders and the responsibilities of managing directors and supervisory directors may be different from the rights and obligations of shareholders and board members in companies governed by the laws of U.S. jurisdictions. In the performance of their duties, our managing directors and supervisory directors are required by Dutch law to consider the interests of our company, its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

        For more information on our articles of association, please see "Item 10. Additional Information—B. Memorandum and Articles of Association" in our Annual Report, which is incorporated by reference herein.

Provisions of our articles of association or Dutch corporate law might deter acquisition bids for us that might be considered favorable and prevent, delay or frustrate any attempt to replace or remove the members of our management board or supervisory board.

        Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. In this respect, certain provisions of our articles of association may make it more difficult for a third party to acquire control of us or effect a change in our management board and supervisory board. These include:

  •
  a provision that our managing directors and supervisory directors are appointed on the basis of a binding nomination prepared by our supervisory board which can only be overruled by a two-thirds majority of votes cast representing more than 50% of our issued share capital;

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  a provision that our managing directors and supervisory directors may only be dismissed by the general meeting of shareholders by a two-thirds majority of votes cast representing more than 50% of our issued share capital (unless the dismissal is proposed by the supervisory board in which case a simple majority of the votes would be sufficient); and

  •
  a requirement that certain matters, including an amendment of our articles of association, may only be brought to our shareholders for a vote upon a proposal by our management board with the approval of our supervisory board.

We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.

        As a Dutch public company, we are subject to the DCGC. The DCGC contains both principles and best practice provisions that regulate relations between the management board, the supervisory board and the shareholders. The DCGC is based on a "comply or explain" principle. Accordingly, companies are required to disclose in their annual reports, filed in the Netherlands, whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting Nasdaq requirement), the company is required to give the reasons for such non-compliance. The DCGC applies to Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. We do not comply with all best practice provisions of the DCGC. For further information, see "Item 10. Additional Information—B. Memorandum and Articles of Association" in our Annual Report, which is incorporated by reference in this prospectus. This may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

Claims of U.S. civil liabilities may not be enforceable against us.

        We are incorporated under the laws of the Netherlands, and our headquarters is located in Germany. Most of our assets are located outside the United States. The majority of our management board and supervisory board reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

        There is currently no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, grant the same judgment without a review of the merits of the underlying claim if such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction vis-à-vis the relevant Dutch companies or Dutch company, as the case may be, on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands, and (iv) is not incompatible with (a) a prior judgment of a Netherlands court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Code of Civil Procedure.

        The United States and Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, in civil and commercial matters. Consequently, a final judgment for payment or declaratory judgments given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Germany. German courts may deny the recognition and enforcement of a judgment rendered by a U.S. court if they consider the U.S. court not to be competent or the decision to be in violation of German public policy principles. For example, judgments awarding punitive damages are generally not enforceable in Germany. A German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

        In addition, actions brought in a German court against us, our managing directors, our supervisory directors, our senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. German procedural law does not provide for pre-trial discovery of documents, nor does Germany support pre-trial discovery of documents under the 1970 Hague Evidence Convention. Proceedings in Germany would have to be conducted in the German language and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, our managing directors, our supervisory directors, our senior management and the experts named in this prospectus.

        Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us or management board members, supervisory board members and executive officers or certain experts named herein who are residents of or possessing assets in the Netherlands, Germany, or other countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into it contain express or implied statements that constitute forward-looking statements. All statements other than present and historical facts and conditions, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "can," "could," "estimate," "expect," "intend," "is designed to," "may," "might," "plan," "potential," "predict," "objective," "should," or the negative of these and similar expressions identify forward-looking statements.

        Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under "Risk Factors" in this prospectus and under the heading "Risk Factors" in our Annual Report and those disclosed in Exhibit 99.4 to our report on Form 6-K, furnished to the SEC on June 15, 2020, which are each incorporated by reference in this prospectus. These risks and uncertainties include factors relating to:

  •
  our ability to effectively manage our future growth and to execute our business strategy;

  •
  our ability to generate sufficient revenue from our relationships with our pharmaceutical partners and clients, and to otherwise maintain our current relationships, or enter into new relationships, with pharmaceutical partners and clients;

  •
  the effects of the COVID-19 pandemic on our business and results of operations;

  •
  economic, political or social conditions and the effects of these conditions on our pharmaceutical partners' and diagnostics clients' businesses and levels of business activity;

  •
  our expectations for our products and solutions achieving commercial market acceptance, and our ability to keep pace with the rapidly evolving industry in which we operate;

  •
  our assumptions regarding market size in the rare disease industry and our growth potential;

  •
  our pharmaceutical partners' and clients' need for rare disease information products and solutions and any perceived advantage of our products over those of our competitors;

  •
  our ability to manage our international expansion, including our exposure to new and complex business, regulatory, political, operational, financial, and economic risks, and numerous and conflicting legal and regulatory requirements;

  •
  our continued reliance on our senior management team, in particular our CEO, and other qualified personnel and our ability to retain such personnel;

  •
  our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property protection for any products or solutions we develop and for our technology;

  •
  the ongoing protection of our trade secrets, know-how, and other confidential and proprietary information;

  •
  our ability to remediate our material weakness on internal control over financial reporting;

  •
  general economic, political, demographic and business conditions in North America, the Middle East, Europe and other regions in which we operate;

  •
  changes in government and industry regulation and tax matters;

  •
  other factors that may affect our financial condition, liquidity and results of operations; and

  •
  other risk factors discussed under "Risk Factors" of this prospectus, in Exhibit 99.4 to our report on Form 6-K, furnished to the SEC on June 15, 2020 and "Item 3. Key Information—D. Risk Factors" in our Annual Report, each incorporated by reference herein.

        You should refer to the section of this prospectus titled "Risk Factors", the section in our Annual Report titled "Risk Factors" and the risk factors disclosed in Exhibit 99.4 to our report on Form 6-K, furnished to the SEC on June 15, 2020 for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements included in this prospectus or incorporated by reference herein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

        You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results, levels of activity, performance, events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the issuance and sale of 2,000,000 common shares in this offering will be approximately $25.6 million, based on the offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We currently expect to use the net proceeds from this offering for research and development to support orphan drug development with our knowledge-driven information platform, as well as for working capital and other general corporate purposes. We may also use a portion of the net proceeds to us from this offering to acquire or invest in complementary businesses, assets or technologies.

        This expected use of the net proceeds to us from the offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received by us upon the completion of the offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development efforts and the expansion of our suite of solutions, as well as any collaborations that we may enter into with new or existing pharmaceutical partners and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds to us from the offering.

 DIVIDENDS AND DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. We intend to retain available funds and future earnings to fund the development and expansion of our business. Under Dutch law, we may only pay dividends to the extent our shareholders' equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. Subject to such restrictions, any future determination to pay dividends will be at the discretion of our management board and our supervisory board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our management board and supervisory board deem relevant. If and when we do intend to distribute a dividend, such dividend may be distributed in the form of cash only or shares only, through a combination of the foregoing (cash and shares) or through a choice dividend (cash or shares), in each case subject to applicable law. We intend to place this dividend and reservation policy for discussion on the agenda for our annual general meetings of shareholders, consistent with the DCGC.

 CAPITALIZATION

        The table below sets forth our capitalization (defined as long-term debt and shareholders' equity) as of March 31, 2020 derived from our unaudited interim condensed consolidated financial statements prepared in accordance with IFRS:

  •
  on an actual basis;

  •
  on an as adjusted basis to give further effect to the issuance and sale by us of 2,000,000 common shares in this offering, based on the public offering price of $14.00 per common share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        This table should be read together with the information set forth under the sections titled "Use of Proceeds", "Selected Financial Information" and "Certain Relationships and Related Party Transactions" appearing elsewhere in this prospectus as well as (i) our Annual Report and (ii) the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our financial results for the three months ended March 31, 2020 on Form 6-K, furnished to the SEC on June 15, 2020, including our unaudited interim condensed consolidated financial statements and the notes thereto (the "Q1 2020 Financial Results"), each incorporated by reference in this prospectus.

	As of March 31, 2020
	Actual	As Adjusted
	(€ in thousands)
	(unaudited)
Cash and cash equivalents	33,381	56,584

Liabilities
Non-current loans	768	768
Current loans	3,852	3,852

Total debt	4,620	4,620

Equity
Issued capital	2,383	2,623
Capital reserve	99,156	122,119
Retained earnings and other reserves	(49,221)	(49,221)
Non-controlling interests	(731)	(731)

Total shareholders' equity(1)	51,587	74,790

Total capitalization	89,588	135,994

        The above table is based on 19,861,340 common shares of Centogene N.V. outstanding as of March 31, 2020, and excludes:

  •
  805,308 of our common shares issuable upon the exercise of options outstanding pursuant to our 2019 long-term incentive plan (the "2019 Plan") as of March 31, 2020 (for more information, see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Replacement of 2017 Plan" in our Annual report incorporated by reference herein);

  •
  396,522 of our common shares issuable upon the exercise of options outstanding pursuant to the agreement between Centogene and Flemming Ornskov as of March 31, 2020 (see "Items 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Options to Flemming Ornskov" in our Annual Report incorporated by reference herein); and

  •
  2,185,453 of our common shares available for future issuance under awards granted pursuant to our 2019 Plan (see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—2019 Equity Incentive Plan" in our Annual Report incorporated by reference herein), which shares are registered on Form S-8, filed with the SEC on November 6, 2019.

 DILUTION

        If you invest in our common shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per common share and the as adjusted net tangible book value per common share after this offering.

        At March 31, 2020, we had a net tangible book value of $40.8 million (€37.1 million), corresponding to a net tangible book value of $2.06 per common share (€1.87 per common share). Net tangible book value represents the amount of our total assets less our total liabilities, excluding intangible assets and deferred offering costs, divided by the common shares issued at March 31, 2020.

        After giving effect to the sale of the 2,000,000 common shares offered by us in the offering, based on the offering price of $14.00 per common share (€12.71 per common share), after deducting the underwriting discounts and commissions and offering expenses payable by us, our adjusted net tangible book value estimated at March 31, 2020 would have been $66.4 million (€60.3 million), representing $3.04 per common share (€2.76 per common share). This represents an immediate increase in net tangible book value of $0.98 per common share (€0.89 per common share) to existing shareholders and an immediate dilution in net tangible book value of $10.96 per common share (€9.95 per common share) to new investors purchasing common shares in this offering. Dilution for this purpose represents the difference between the price per common share paid by these purchasers and net tangible book value per common share immediately after this offering.

        The following table illustrates the dilution to new investors purchasing common shares in the offering.

	$	€
Public offering price per common share	14.00	12.71

Net tangible book value per common share at March 31, 2020	2.06	1.87
Increase in net tangible book value per common share attributable to this offering	0.98	0.89
As adjusted net tangible book value per common share after giving effect to this offering	3.04	2.76

Dilution per common share to new investors	10.96	9.95
Percentage of dilution per common share to new investors	78%	78%

        To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities may result in further dilution to our shareholders.

        The above number of common shares to be outstanding after this offering is based on 19,861,340 common shares of Centogene N.V. outstanding as of March 31, 2020, and excludes:

  •
  805,308 of our common shares issuable upon the exercise of options outstanding pursuant to our 2019 Plan as of March 31, 2020 (for more information, see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Replacement of 2017 Plan" in our Annual report incorporated by reference herein);

  •
  396,522 of our common shares issuable upon the exercise of options outstanding pursuant to the agreement between Centogene and Flemming Ornskov as of March 31, 2020 (see "Items 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—Options to Flemming Ornskov" in our Annual Report incorporated by reference herein); and

  •
  2,185,453 of our common shares available for future issuance under awards granted pursuant to our 2019 Plan (see "Item 6. Directors, Senior Management and Employees—B. Compensation—Directors Compensation 2019—2019 Equity Incentive Plan" in our Annual Report incorporated by reference herein), which shares are registered on Form S-8, filed with the SEC on November 6, 2019.

 SELECTED FINANCIAL INFORMATION

        The following selected consolidated statement of financial position as of December 31, 2018 and 2019, and the consolidated statement of comprehensive loss for the years ended December 31, 2017, 2018 and 2019 of Centogene N.V. are derived from our consolidated financial statements included in our Annual Report, which is incorporated by reference in this prospectus and which has been audited by Ernst & Young.

        The following selected interim condensed consolidated statement of financial position as of March 31, 2020 and the interim condensed consolidated statement of comprehensive loss for the three months ended March 31, 2019 and 2020 of Centogene N.V. are derived from the unaudited interim condensed consolidated financial statements attached as Exhibit 99.2 to the Form 6-K, furnished to the SEC on June 15, 2020, which is incorporated by reference in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and, in the opinion of management, reflect all adjustments necessary to state fairly our financial position as of March 31, 2020 and our results of operations for the three months ended March 31, 2019 and 2020. Our historical results for the three months ended March 31, 2019 and 2020 are not necessarily indicative of results to be expected for a full year or any other interim period. We maintain our books and records in euros, and we prepare our financial statements under IFRS as issued by the IASB.

        Financial information presented in the consolidated financial statements of Centogene N.V. for periods prior to the completion of our corporate reorganization is that of Centogene AG (which was converted into Centogene GmbH effective June 29, 2020), our wholly-owned subsidiary. The consolidated financial statements of Centogene N.V. are a continuation of the historical consolidated financial statements of Centogene AG.

        This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Results of Operations—Year Ended December 31, 2017 Compared to Year Ended 31, 2018" included in Amendment No. 1 to our Registration Statement on Form F-1 (File No. 333-234177) filed with the SEC on October 28, 2019, the section "Item 5. Operating and Financial Review and Prospects" in our Annual Report including our audited consolidated financial statements for the year ended December 31, 2019, and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" on Exhibit 99.3 in our Q1 2020 Financial Results including our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2020, each incorporated by reference herein.

        We have not included selected consolidated financial data as of and for the years ended December 31, 2015 and 2016 in the table below as we qualify as an "emerging growth company" under the JOBS Act, and we make use of an accommodation for reduced reporting.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2017	2018	2019	2019	2020
	(€ in thousands)
				(unaudited)
Consolidated statement of comprehensive loss:
Revenue	31,689	40,478	48,780	10,715	12,105
Cost of sales	14,939	19,941	26,005	6,744	7,018

Gross profit	16,750	20,537	22,775	3,971	5,087

Research and development expenses	6,396	6,300	9,590	1,701	2,691
General administrative expenses	9,498	18,610	23,160	5,910	7,898
Selling expenses	5,897	7,474	9,254	2,011	2,326
Other operating income	1,043	2,306	3,781	1,098	945
Other operating expenses	457	1,065	2,036	342	1,275
Real estate transfer tax expenses	—	—	1,200	—	—

Operating loss	(4,455)	(10,606)	(18,684)	(4,895)	(8,158)

Interest and similar income	14	33	16	8	—
Interest and similar expense	1,021	1,075	2,029	220	449

Finance costs, net	(1,007)	(1,042)	(2,013)	(212)	(449)

Loss before taxes	(5,462)	(11,648)	(20,697)	(5,107)	(8,607)
Income tax (benefits)/expenses	14	(310)	158	174	129

Loss for the year	(5,476)	(11,338)	(20,855)	(5,281)	(8,736)

Other comprehensive income/(loss)	10	(8)	16	2	76

Total comprehensive loss for the period	(5,466)	(11,346)	(20,839)	(5,279)	(8,660)

Total comprehensive loss for the period attributable to the equity holders of the parent	(5,351)	(10,971)	(20,658)	(5,210)	(8,599)

Loss per share—Basic and diluted (€)	(0.4)	(0.8)	(1.3)	(0.33)	(0.43)

	As of December 31,		As of March 31,
	2018	2019	2020
	(€ in thousands)
			(unaudited)
Consolidated statement of financial position:
Cash and cash equivalents	9,222	41,095	33,381
Total assets	76,674	117,510	112,801
Total current liabilities	24,283	29,000	31,726
Total non-current liabilities	25,867	29,588	29,488
Total equity	26,524	58,922	51,587

PRINCIPAL AND SELLING SHAREHOLDERS

        As of the date of this prospectus, our authorized share capital is €9,480,000, consisting of 79,000,000 common shares, par value €0.12 per share. Each of our common shares entitles its holder to one vote. The following table presents information relating to the beneficial ownership of our common shares as of the date of this prospectus by:

  •
  each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares (as of the date of such shareholder's Schedule 13G or Schedule 13D filing for Centogene N.V. with the SEC);

  •
  each member of our management board and supervisory board;

  •
  all members of our management board and supervisory board as a group; and

  •
  the selling shareholders.

        The percentage of shares beneficially owned is computed on the basis of 19,861,340 of our common shares outstanding as of March 31, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to the securities held. We have deemed common shares subject to options that are currently exercisable, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. If the underwriters' option to purchase additional shares is exercised in full, the selling shareholders will offer an additional 525,000 shares in the offering.

					Percent Of Shares Beneficially Owned Assuming Full Exercise Of Underwriters' Option To Purchase Additional Shares
	Shares Beneficially Owned Before This Offering		Shares Beneficially Owned After This Offering
Shareholder	Number	Percentage	Number	Percentage
>5% Shareholders:
Entities affiliated with DPE Deutsche Private Equity GmbH(1)	5,124,289	25.8%	5,124,289	23.4%	23.4%
Careventures Fund II S.C.Sp(2)	3,249,093	16.4%	2,947,594	13.5%	12.9%
Entities affiliated with TVM Life Science Innovation I, L.P.(3)	2,791,248	14.1%	2,489,749	11.4%	10.8%
Equicore Beteiligungs GmbH(4)	1,852,161	9.3%	1,497,962	6.9%	6.3%
Management Board Members and Key Officers:
Arndt Rolfs(5)	2,492,129	12.5%	2,150,262	9.8%	9.3%
Richard Stoffelen(6)	156,780	*	156,780	*	*
Volkmar Weckesser(7)	80,417	*	80,417	*	*
Peter Bauer	3,322	*	3,322	*	*
Philip Lambert	—	—	—	—	—
Sun Kim	—	—	—	—	—
Supervisory Board Members:
Guido Prehn(8)	5,124,289	25.8%	5,124,289	23.4%	23.4%
Eric Souêtre(9)	3,249,093	16.4%	2,947,594	13.5%	12.9%
Hubert Birner(10)	2,791,248	14.1%	2,489,749	11.4%	10.8%
Holger Friedrich(11)	350,145	1.8%	350,145	1.6%	1.6%
Flemming Ornskov(12)	132,174	*	132,174	*	*
Peer Schatz(13)	—	—	—	—	—
Berndt Modig	—	—	—	—	—
All Supervisory Board Members, Management Board Members and Key Officers as a Group (13 persons)	14,379,597	72.4%	13,434,732	61.5%	59.8%
Selling Shareholders:
Arndt Rolfs(14)	2,492,129	12.5%	2,150,262	9.8%	9.3%
Careventures Fund II S.C.Sp(2)	3,249,093	16.4%	2,947,594	13.5%	12.9%
Equicore Beteiligungs GmbH(4)	1,852,161	9.3%	1,497,962	6.9%	6.3%
TVM Life Science Innovation I, L.P.(3)	2,791,248	14.1%	2,489,749	11.4%	10.8%
Michael Schlenk(15)	555,203	2.8%	487,109	2.2%	2.2%
Stefan Maeser(16)	207,682	1.0%	166,905	*	*
Jürgen Kohlhase(17)	340,344	1.7%	299,668	1.4%	1.3%
Hans-Bodo Hartmann(18)	486,828	2.5%	445,537	2.0%	2.0%
Doreen Niemann(19)	64,088	*	53,990	*	*
All Selling Shareholders as a Group (9 persons)	12,038,776	60.6%	10,538,776	48.2%	45.8%

*
Less than 1% ownership.

(1)
The 5,124,289 common shares held by entities affiliated with DPE Deutsche Private Equity GmbH consist of (a) 3,367,423 common shares held by DPE Deutschland II A GmbH & Co. KG ("DPE II A") and (b) 1,756,866 common shares held by DPE Deutschland II B GmbH & Co. KG ("DPE II B"). DPE Deutsche Private Equity GmbH is the managing limited partner of DPE II A and DPE II B and may be deemed to beneficially own the common shares held by such entities, but disclaims beneficial ownership of such shares. Marc Thiery is the managing director of DPE Deutsche Private Equity GmbH and has sole power to vote the common shares beneficially owned by DPE Deutsche Private Equity GmbH. Guido Prehn has decision-making power over the common shares beneficially owned by DPE Deutsche Private Equity GmbH but disclaims beneficial ownership of such shares. The address for DPE Deutsche Private Equity GmbH, DPE II A and DPE II B is Ludwigstrasse 7, 80539 Munich, Germany.

(2)
Careventures Fund II S.C.Sp ("Careventures II") is managed by Careventures Fund II GP Sarl ("Careventures Fund"), and Eric Souêtre, the founder of Careventures Fund, may be deemed to have voting and investment power over the shares held by Careventures II. The address for Careventures II is 42-44, Avenue de la Gare, 1610 Luxembourg, Luxembourg.

(3)
The 2,791,248 common shares held by entities affiliated with TVM Life Science Innovation I, L.P. consist of (a) 1,934,105 common shares held by TVM Life Science Innovation I, L.P and (b) 857,143 common shares held by TVM Life Science Innovation II SCSp. The governance, investment strategy and decision-making with respect to investments held by TVM Life Science Innovation I, L.P. is directed by TVM Life Science Innovation I (GP) Limited, whose directors are Reshentha Beeby, Hubert Birner and Gary Leatt, and who have shared power to vote the common shares beneficially owned by TVM Life Science Innovation I, L.P. As a result, each may be deemed to beneficially own the shares beneficially owned by TVM Life Science Innovation I, L.P. The address for TVM Life Science Innovation I, L.P. is 500-1 Place Ville-Marie, Montréal (Québec) H3B 1R1, Canada. The governance, investment strategy and decision-making process with respect to investments held by TVM Life Science Innovation II, SCSp. is directed by TVM Life Science Innovation II (GP) S.à r.l., whose directors are Monica Morsch, Ganash Lokanathen and Jens Hoellermann, and who have shared power to vote the common shares beneficially owned by TVM Life Science Innovation II SCSp. As a result, each may be deemed to beneficially own the shares beneficially owned by TVM Life Science Innovation II SCSp. The address for TVM Life Science Innovation II SCSp is 8 rue Lou Hemmer, L-1748, Senningerberg, Grand Duchy of Luxembourg.

(4)
The 1,852,161 common shares held by Equicore Beteiligungs GmbH consisted of 1,852,161 shares which are deemed to be beneficially owned by Christoph Ehlers, a former member of our supervisory board. The address for Equicore Beteiligungs GmbH is Weiherhofstrasse 5, 79104 Freiburg im Breisgau, Germany. Mr. Ehlers has resigned from his office as a member of the supervisory board, effective June 15, 2020.

(5)
Consists of 81,151 common shares that may be acquired pursuant to the exercise of options issued under our 2019 Plan as a replacement of the 2017 Plan of Centogene GmbH (formerly known as Centogene AG). All options issued for the replacement of the 2017 Plan are fully vested as of the date of this prospectus. Prof. Arndt Rolfs, our CEO and a member of our management board, also directly owns 10% of the shares in Centogene GmbH, Vienna, Austria ("Centogene Vienna"), an immaterial subsidiary of ours. The remaining 90% of the shares in Centogene Vienna are directly owned by Centogene GmbH (formerly known as Centogene AG).

(6)
Consists of 140,169 common shares that may be acquired pursuant to the exercise of options issued under our 2019 Plan as a replacement of the 2017 Plan of Centogene GmbH (formerly known as Centogene AG). All options issued for the replacement of the 2017 Plan are fully vested as of the date of this prospectus.

(7)
Consists of 73,773 common shares that may be acquired pursuant to the exercise of options issued under our 2019 Plan as a replacement of the 2017 Plan of Centogene GmbH (formerly known as Centogene AG). All options issued for the replacement of the 2017 Plan are fully vested as of the date of this prospectus.

(8)
Guido Prehn has decision-making power over the common shares beneficially owned by DPE Deutsche Private Equity GmbH but disclaims beneficial ownership of such shares.

(9)
Eric Souêtre beneficially owns common shares through his indirect ownership of interests in Careventures Fund.

(10)
Hubert Birner beneficially owns common shares through his indirect ownership of interests in TVM Life Science Innovation I, L.P and TVM Life Science Innovation II (GP) S.à r.l.

(11)
Common shares are held by CCG-Commercial Coordination Germany GmbH and are beneficially owned by Holger Friedrich. The address for CCG-Commercial Coordination Germany GmbH is Mauerstraße 78, 10117 Berlin, Germany.

(12)
Consists of 132,174 common shares that may be acquired pursuant to the exercise of options issued according to the agreement between Centogene and Flemming Ornskov entered into in 2019. Does not include 264,348 common shares that may be acquired according to such agreement, which shares have not vested as of this date of prospectus.

(13)
Peer Schatz was appointed as a member of the supervisory board at the Company's Annual General Meeting on June 26, 2020, and as the vice-chairman of the supervisory board by the supervisory board members as of that same date.

(14)
Arndt Rolfs is our founder, CEO and a member of our management board. His address is Centogene N.V., Am Strande 7, 18055 Rostock, Germany.

(15)
Michael Schlenk is a former member of our supervisory board. The address of Mr. Schlenk is Am Weinberg 3, 63654 Buedingen, Germany.

(16)
The address of Stefan Maeser is Gelnhäuser Str. 266, 63867 Johannesberg, Germany.

(17)
The address of Jurgen Kohlhase is Inselweg 2, 79249 Merzhausen, Germany.

(18)
The address of Hans-Bodo Hartmann is Bifänge 59, 79111 Freiburg, Germany.

(19)
Doreen Niemann is an employee of the Company. The address of Mrs. Niemann is Stemeplstraße 9, 18057 Rostock, Germany.

        Following the completion of this offering, each of our shareholders is entitled to one vote per common share. None of the holders of our shares have different voting rights from other holders of shares. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of related party transactions we have entered into since January 1, 2017 with any of our management board members, supervisory board members and the holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

Preferred and Common Share Financing

  Series A Financing

        On June 9, 2017, we entered into investment and shareholders agreements with certain investors, including existing shareholders such as Prof. Arndt Rolfs, our CEO, Dr. Peter Bauer, our chief scientific officer, Richard Stoffelen, our CFO, Dr. Volkmar Weckesser, our chief information officer, all of whom are members of our management board, Holger Friedrich, a member of our supervisory board, and Christoph Ehlers, a former member of our supervisory board, Michael Schlenk, TVM Life Science Ventures VII L.P., DPE Deutschland II A GmbH & Co. KG, DPE Deutschland II B GmbH & Co. KG, Careventures S.A., Careventures CG and CM-CIC Investissement SCR, pursuant to which we agreed to issue and sell an aggregate of 31,390 Series A preferred shares of Centogene AG in exchange for a further contribution of € 15.0 million from such investors and increased the authorized amount of Series A preferred shares of Centogene AG by up to 34,010.

        On May 22, 2018, pursuant to the Series A Shareholders Agreement we issued an additional 34,010 Series A preferred shares of Centogene AG from the authorized shares to certain investors in exchange for a contribution of €10.0 million from such investors. On November 7, 2018, pursuant to the Series A Extension Agreement (as described below) we issued an additional 26,162 Series A preferred shares of Centogene AG to certain investors in exchange for a contribution of €10.0 million from such investors.

        In conjunction with our corporate reorganization, the preferred shares of Centogene AG were converted into common shares of Centogene N.V.

  Transactions Involving Members of Our Supervisory or Management Board

        As registered in the German commercial register on July 23, 2018, Centogene AG issued 250 common shares to Dirk Ehlers, our Chief Operating Officer and member of our management board. In addition to the nominal value of such shares (€250), Mr. Ehlers made cash contributions into the Company's capital reserves of €99,750.

Investment and Shareholders Agreement

  Series A Shareholders Agreement

        We and the shareholders who subscribed for Series A preferred shares in the Series A financing entered into a shareholders agreement, dated June 9, 2017 (the "Shareholders Agreement"). The Shareholders Agreement provides for certain restrictions on the shareholders party thereto, including restrictions on transfer of the Series A preferred shares, as well as certain tag-along rights, drag-along rights, demand rights, rights of first offer and rights of first refusal. The Shareholders Agreement was terminated as a result of the corporate reorganization.

  Series A Investment Agreement

        We and the shareholders who subscribed for Series A preferred shares in the Series A financing entered into an investment agreement, dated June 9, 2017 (the "Investment Agreement"). The Investment Agreement provides for the shareholders' subscription obligations and payment obligations in connection with the Series A financing. According to the agreement, the initial investors were entitled to subscribe for 34,010 additional authorized Series A preferred shares at a price subject to adjustment based on certain thresholds. Such additional shares were issued on May 22, 2018. The Investment Agreement was terminated as a result of the corporate reorganization.

  Series A Extension Agreement

        We and select shareholders who subscribed for Series A preferred shares in the Series A financing entered into an extension investment agreement, dated October 1, 2018 (the "Series A Extension Agreement"). The Series A Extension Agreement provides for the shareholders' subscription obligations and payment obligations in connection with the Series A extension financing. According to the agreement, the initial investors were entitled to subscribe for 26,162 additional authorized Series A preferred shares at a price subject to adjustment based on certain thresholds. Such additional shares were issued on November 7, 2018. The Series A Extension Agreement was terminated as a result of the corporate reorganization.

Payments for IT and Consulting Services

        In the years ended December 31, 2017, 2018 and 2019, we incurred costs of €476 thousand, €nil and €nil, respectively, from CORE SE, an IT provider owned by Holger Friedrich, a member of our supervisory board, for information technology services provided to us. In the years ended December 31, 2017, 2018 and 2019, we incurred costs of €14 thousand, €64 thousand and €nil, respectively, from Equicore Beteiligungsgesellschaft GmbH, a shareholder of ours that is beneficially owned by Christoph Ehlers, a former member of our supervisory board, for consultancy services provided to us. In April 2019, we signed a consulting contract with Flemming Ornskov, the chairman of our supervisory board, for corporate strategy services outside the scope of his services as the chairman of our supervisory board to be provided to us. For the year ended December 31, 2019, total costs incurred in respect of this contract were €152 thousand.

Insurance and Indemnification Agreements

        Our current and future managing directors and supervisory directors (and such other officer or employee as designated by our management board) have the benefit of indemnification provisions in our articles of association. These provisions give the indemnified persons the right to recover from us amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties, subject to certain exceptions. In particular, there is no entitlement to indemnification for acts or omissions which have been determined to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person. In addition, we have entered into agreements with our managing directors, supervisory directors to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys' fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition to such indemnification, we provide our managing directors and supervisory directors with directors' and officers' liability insurance.

Registration Rights Agreement

        In connection with our initial public offering which closed on November 12, 2019, we entered into a registration rights agreement with certain of our existing shareholders pursuant to which we agreed under certain circumstances to file a registration statement to register the resale of the shares held by such holders, subject to certain exceptions, as well as to cooperate in certain public offerings of such shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For more details, see the Form of Our Registration Rights Agreement attached as Exhibit 4.1 to our Registration Statement on Form F-1 filed with the SEC on October 11, 2019. On June 18, 2020, the Registration Rights Agreement was amended in accordance with its terms.

Service Agreements

        We have entered into service agreements with all of our managing directors and supervisory directors. All of these service agreements provide for notice of termination periods after certain minimum appointment periods and all of them include restrictive covenants.

 DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

General

        Centogene AG (which is now known as Centogene GmbH) was founded by our CEO, Prof. Arndt Rolfs, in 2006 in Rostock, Germany. In connection with our initial public offering, which closed on November 12, 2019, we executed a corporate reorganization whereby Centogene B.V., which was incorporated on October 11, 2018, was converted into Centogene N.V. and Centogene N.V. became the holding company for Centogene AG, which remains our principal operating subsidiary. Centogene N.V. is a Dutch public company (naamloze vennootschap) organized under the laws of the Netherlands and our legal and commercial name is Centogene N.V. Our affairs are governed by the provisions of our articles of association and internal rules, regulations and policies, as amended and restated from time to time, and by the provisions of applicable Dutch law.

        As provided in our articles of association, subject to Dutch law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction consistent with the objects specified in our articles of association, and, for such purposes, full rights, powers and privileges. Our principal executives are located at Am Strande 7, 18055 Rostock, Germany.

        Our general meeting of shareholders has adopted the official Dutch version of the articles of association included in their English form as Exhibit 3.1 to our revised registration statement (the "Amendment No. 1") on Form F-1 (file no. 333-234177), filed with the SEC on October 28, 2019.

        We incorporate by reference into this prospectus our articles of association included as Exhibit 3.1 to Amendment No. 1 (File No. 333-234177) filed with the SEC on October 28, 2019. Such Exhibit sets forth an English translation of the official Dutch version of our articles of association as currently in effect.

        As of the date of this prospectus, our authorized share capital amounts to €9,480,000, divided into 79,000,000 common shares, each with a nominal value of €0.12, and our issued share capital amounts to €2,383,360.80.

        Initial settlement of our common shares in connection with this offering will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares. Persons wishing to obtain certificates for their common shares must make arrangements with DTC.

        The following is a summary of relevant information concerning our share capital and our articles of association. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Common Shares

        The following summarizes the main rights of holders of our common shares:

  •
  each holder of common shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of managing directors and supervisory directors;

  •
  there are no cumulative voting rights;

  •
  the holders of our common shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;

  •
  upon our liquidation, dissolution or winding-up, the holders of common shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

  •
  the holders of common shares have preemptive rights in case of share issuances or the grant or rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and our articles of association.

        The Company may not make calls on shareholders in excess of the aggregate nominal value of the shares a shareholder has subscribed for.

Shareholders' Register

        Pursuant to Dutch law and our articles of association, we must keep our shareholders' register accurate and current. The management board keeps our shareholders' register and records names and addresses of all holders of shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of use and enjoyment (vruchtgebruik) in shares belonging to another or a pledge (pandrecht) in respect of such shares. The common shares offered in this offering will be held through DTC, therefore DTC or its nominee will be recorded in the shareholders' register as the holder of those common shares.

Corporate Objectives

        Pursuant to our articles of association, our main corporate objectives are:

  •
  to develop, license, manufacture and commercialize diagnostic and pharmaceutical products and services;

  •
  to develop and commercialize diagnostic and pharmaceutical tests and analytical methods;

  •
  to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

  •
  to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

  •
  to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

  •
  to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

        Our common shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. Our articles of association contain no limitation on the rights to own our shares and no limitation on the rights of nonresidents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

        Under Dutch law, managing directors, supervisory directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the company and to third parties for infringement of the articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former managing directors and supervisory directors (and other current and former officers and employees as designated by our management board). No indemnification shall be given to an indemnified person:

  (a)
  if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

  (b)
  to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

  (c)
  in relation to proceedings brought by such indemnified person against the company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and the company which has been approved by the management board or pursuant to insurance taken out by the company for the benefit of such indemnified person; and

  (d)
  for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the company's prior consent.

        Under our articles of association, our management board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Shareholders' Meetings

        General meetings of shareholders may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, 's-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual general meeting of shareholders must be held within six months of the end of each financial year. Additional extraordinary general meetings of shareholders may also be held, whenever considered appropriate by the management board or the supervisory board and shall be held within three months after our management board has considered it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up share capital, in order to discuss the measures to be taken if so required.

        Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of the issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If we have not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party/parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders. The court shall disallow the application if it does not appear that the applicants have previously requested our management board and our supervisory board to convene a general meeting and neither our management board nor our supervisory board have taken the necessary steps so that the general meeting could be held within six weeks after the request.

        General meetings of shareholders can be convened by a notice, which shall include an agenda stating the items to be discussed as well as other information as required by Dutch law, including for the annual general meeting of shareholders, among other things, the adoption of the annual accounts, appropriation of our profits and proposals relating to the composition of the management board and supervisory board, including the filling of any vacancies in such bodies. In addition, the agenda shall include such items as have been included therein by the management board or the supervisory board. The agenda shall also include such items requested by one or more shareholders, or others with meeting rights under Dutch law, representing at least 3% of the issued share capital. Requests must be made in writing or by electronic means and received by us at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

        In accordance with the DCGC and our articles of association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the management board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company's strategy (for example, the removal of managing directors or supervisory directors), the management board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the management board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and shall explore the alternatives. At the end of the response time, the management board shall report on this consultation and the exploration of alternatives to the general meeting of shareholders. This shall be supervised by our supervisory board. The response period may be invoked only once for any given general meeting of shareholders and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of the company's issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting of shareholders be convened, as described above.

        The general meeting is presided over by the chairman of the supervisory board. If no chairman has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by another supervisory director present at the meeting. If no supervisory director is present, the meeting shall be presided over by our CEO. If no CEO has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by another managing director present at the meeting. If no managing director is present at the meeting, the general meeting shall be presided over by any other person appointed by the general meeting. In each case, the person who should chair the general meeting pursuant to the rules described above may appoint another person to chair the general meeting instead. Managing directors and supervisory directors may always attend a general meeting of shareholders. In these meetings, they have an advisory vote. The chairman of the meeting may decide at his or her discretion to admit other persons to the meeting.

        All shareholders and others with meeting rights under Dutch law are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote.

        Each common share confers the right on the holder to cast one vote at the general meeting of shareholders. Shareholders may vote by proxy. No votes may be cast at a general meeting of shareholders on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of use and enjoyment (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of use and enjoyment (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of use and enjoyment (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting of shareholders.

        Decisions of the general meeting of shareholders are taken by a simple majority of votes cast, except where Dutch law or our articles of association provide for a qualified majority or unanimity.

Managing Directors and Supervisory Directors

  Election of Managing Directors and Supervisory Directors

        Under our articles of association, the managing directors and supervisory directors are appointed by the general meeting of shareholders upon binding nomination by our supervisory board. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the supervisory board shall make a new nomination.

        Our supervisory board has adopted a diversity policy for the composition of our management board and our supervisory board, as well as a profile for the composition of the supervisory board. The supervisory board shall make any nomination for the appointment of a managing director or supervisory director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

        At a general meeting of shareholders, a resolution to appoint a managing director or supervisory director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting of shareholders or in the explanatory notes thereto.

        Under Dutch law, when nominating a person for appointment or reappointment as a supervisory director, the nomination must be supported by reasons (if it concerns a reappointment, past performance must be taken into consideration) and the following information about such person must be provided: (i) age and profession; (ii) the aggregate nominal value of the shares held in the company's capital; (iii) present and past positions, to the extent relevant for the performance of the tasks of a supervisory director; and (iv) the name of each entity where such person already holds a position as supervisory director or non-executive director (in case of multiple entities within the same group, the name of the group shall suffice).

  Duties and Liabilities of Managing Directors and Supervisory Directors

        Under Dutch law, the management board is charged with the management of the company, subject to the restrictions contained in our articles of association, and the supervisory board is charged with the supervision of the policy of the management board and the general course of affairs of the company and of the business connected with it. Each managing director and supervisory director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the management board regarding a material change in our identity or character requires approval of the general meeting of shareholders.

Dividends and Other Distributions

  Dividends

        We may only make distributions to our shareholders if our shareholders' equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus any reserves required by Dutch law or by our articles of association. Under our articles of association, the management board may decide that all or part of the profits are carried to reserves. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders for distribution, subject to restrictions of Dutch law and approval by our supervisory board.

        We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The management board is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders, but only with the approval of the supervisory board.

        Dividends and other distributions shall be made payable not later than the date determined by the management board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

        We have not adopted a dividend policy with respect to future dividends. Subject the restrictions described above, any dividend policy (if we were to adopt one) will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our management board and supervisory board.

  Exchange Controls

        Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, anti-money laundering regulations and similar rules.

  Squeeze-Out Procedures

        Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who holds at least 95% of our issued share capital for his own account, alone or together with group companies, may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

  Dissolution and Liquidation

        Under our articles of association, we may be dissolved by a resolution of the general meeting of shareholders, subject to a proposal of the management board approved by our supervisory board. In the event of a dissolution, the liquidation shall be effected by the management board, under supervision of our supervisory board, unless the general meeting decides otherwise. To the extent that any assets remain after payment of all debts, those assets shall be distributed to the holders of common shares.

Dutch Corporate Governance Code

        As a listed Dutch public company (naamloze vennootschap), we will be subject to the DCGC. The DCGC contains both principles and best practice provisions that regulate relations between the management board, the supervisory board and the general meeting of shareholders. The DCGC is based on a "comply or explain" principle. Accordingly, companies are required to disclose in their statutory annual reports, filed in the Netherlands, whether they comply with the provisions of the DCGC. If they do not comply with these provisions (for example, because of a conflicting Nasdaq requirement), the company is required to give the reasons for such non-compliance. See "Risk factors—we are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code."

        We do not comply with all principles and best practice provisions of the DCGC. As of the date of this prospectus, we deviate from the DCGC as summarized in our Dutch statutory annual report for the fiscal year ended December 31, 2019, but cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

Dutch Financial Reporting Supervision Act

        On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

        Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber's orders.

Foreign Investment Legislation

        Under existing laws of the Netherlands, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, anti-money laundering regulations and similar rules.

Comparison of Netherlands Corporate Law and U.S. Corporate Law

        The following comparison between Dutch corporate law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code and the DCGC and Delaware corporation law, including the Delaware General Corporation Law.

  Corporate Governance

  Duties of Managing and Supervisory Directors

        The Netherlands.    In the Netherlands, a listed company typically has a two-tier board structure with a management board comprised of the managing directors and a supervisory board comprised of the supervisory directors. We have a two-tier board structure consisting of our management board (bestuur) and a separate supervisory board (raad van commissarissen).

        Under Dutch law, the management board is charged with the management of the company, subject to the restrictions contained in our articles of association, and the supervisory board is charged with the supervision of the policy of the management board and the general course of affairs of the company and of the business connected with it. Each managing director and supervisory director has a statutory duty to act in the corporate interest of the company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the management board regarding a material change in our identity or character requires approval of the general meeting of shareholders.

        Delaware.    The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

  Director Terms

        The Netherlands.    The DCGC provides the following best practice recommendations on the terms for tenure of managing directors and supervisory directors:

  •
  Managing directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms managing directors may serve.

  •
  Supervisory directors should be appointed for two consecutive periods of no more than four years. Thereafter, supervisory directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that any reappointment after an eight-year term of office should be disclosed in the company's annual board report.

        The general meeting of shareholders shall at all times be entitled to suspend or dismiss a managing director or supervisory director. Under our articles of association, the general meeting of shareholders may only adopt a resolution to suspend or dismiss such director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of the issued share capital, unless the resolution is passed at the proposal of the supervisory board, in which case a simple majority of the votes cast is sufficient. In addition, the supervisory board may at any time suspend a managing director. A suspension by the supervisory board can at any time be lifted by the general meeting of shareholders.

        Delaware.    The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a "classified" board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

  Director Vacancies

        The Netherlands.    Under Dutch law, managing directors and supervisory directors are appointed and reappointed by the general meeting of shareholders. Under our articles of association, managing directors and supervisory directors are appointed by the general meeting of shareholders upon the binding nomination by our supervisory board. However, the general meeting of shareholders may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of the issued share capital. If the general meeting of shareholders overrules the binding nomination, the supervisory board shall make a new nomination.

        Our supervisory board has adopted a diversity policy for the composition of our management board and our supervisory board, as well as a profile for the composition of the supervisory board. The supervisory board shall make any nomination for the appointment of a managing director or supervisory director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

        Under Dutch law, when nominating a person for appointment or reappointment as a supervisory director, the nomination must be supported by reasons (if it concerns a reappointment, past performance must be taken into consideration) and the following information about such person must be provided: (i) age and profession; (ii) the aggregate nominal value of the shares held in the company's capital; (iii) present and past positions, to the extent relevant for the performance of the tasks of a supervisory director; and (iv) the name of each entity where such person already holds a position as supervisory director or non-executive director (in case of multiple entities within the same group, the name of the group shall suffice).

        Delaware.    The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

  Conflict-of-Interest Transactions

        The Netherlands.    Under Dutch law and our articles of association, our managing directors and supervisory directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a conflict of interest with us. Our articles of association provide that if as a result of conflicts of interests no resolution of the management board can be adopted, the resolution may be passed by the supervisory board and that, if as a result of conflicts of interests no resolution of the supervisory board can be adopted, the resolution may nonetheless be adopted by the supervisory board as if none of the supervisory directors had a conflict of interest. In that case, each supervisory director is entitled to participate in the discussion and decision-making process and to cast a vote.

        The DCGC provides the following best practice recommendations in relation to conflicts of interests:

  •
  A managing director should report any potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairman of the supervisory board and to the other members of the management board without delay. The managing director should provide all relevant information in that regard, including the information relevant to the situation concerning his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree.

  •
  A supervisory director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairman of the supervisory board without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairman of the supervisory board has a conflict of interest or potential conflict of interest, he or she should report this to the vice-chairman of the supervisory board without delay.

  •
  The supervisory board should decide, outside the presence of the management board member or supervisory board member concerned, whether there is a conflict of interest.

  •
  All transactions in which there are conflicts of interest with management board members or supervisory board members should be agreed on terms that are customary in the market.

  •
  Decisions to enter into transactions in which there are conflicts of interest with management board members or supervisory board members that are of material significance to the company and/or to the relevant management board members or supervisory board members should require the approval of the supervisory board. Such transactions should be published in the Company's annual report.

        Delaware.    The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

  •
  the material facts as to the director's relationship or interest are disclosed and a majority of disinterested directors consent;

  •
  the material facts are disclosed as to the director's relationship or interest and a majority of shares entitled to vote thereon consent; or

  •
  the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

  Proxy Voting by Directors

        The Netherlands.    An absent member of the management board may issue a proxy for a specific management board meeting but only to another management board member in writing or by electronic means. An absent member of the supervisory board may issue a proxy for a specific supervisory board meeting but only to another supervisory board member in writing or by electronic means.

        Delaware.    A director of a Delaware corporation may not issue a proxy representing the director's voting rights as a director.

  Shareholder Rights

  Voting Rights

        The Netherlands.    In accordance with Dutch law and our articles of association, each issued common share confers the right to cast one vote at the general meeting of shareholders. Each holder of shares may cast as many votes as it holds shares. No votes may be cast on shares that are held by us or our direct or indirect subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of use and enjoyment (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of use and enjoyment (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of use and enjoyment (vruchtgebruik) or a right of pledge (pandrecht).

        In accordance with our articles of association, for each general meeting of shareholders, the management board may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting which must be published in a Dutch daily newspaper with national distribution at least 15 days prior to the meeting (and such notice may therefore be published after the record date for such meeting).

        Delaware.    Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

        Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

  Shareholder Proposals

        The Netherlands.    Pursuant to our articles of association, extraordinary general meetings of shareholders will be held whenever required under Dutch law or whenever our management board or supervisory board deems such to be appropriate or necessary. Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law representing at least one-tenth of the issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If we have not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the requesting party or parties may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting of shareholders.

        Also, the agenda for a general meeting of shareholders shall include such items requested by one or more shareholders, and others entitled to attend general meetings of shareholders, representing at least 3% of the issued share capital, except where the articles of association state a lower percentage. Our articles of association do not state such lower percentage. Requests must be made in writing or by electronic means and received by us at least 60 days before the day of the meeting.

        In accordance with the DCGC and our articles of association, a shareholder shall exercise the right of putting an item on the agenda only after consulting the management board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company's strategy (for example, the removal of managing directors or supervisory directors), the management board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the management board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and shall explore the alternatives. At the end of the response time, the management board shall report on this consultation and the exploration of alternatives to the general meeting of shareholders. This shall be supervised by our supervisory board. The response period may be invoked only once for any given general meeting of shareholders and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of the company's issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting of shareholders be convened, as described above.

        Delaware.    Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC's proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation's securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

  Action by Written Consent

        The Netherlands.    Under Dutch law, shareholders' resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action by written consent, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, and (iii) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for publicly traded companies.

        Delaware.    Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

  Appraisal Rights

        The Netherlands.    Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters' rights. However, Dutch law does provide for squeeze-out procedures as described under "Dividends and Other Distributions—Squeeze-Out Procedures." Also, Dutch law provides for cash exit rights for dissenting shareholders of a company organized under Dutch law entering into a cross-border merger with an acquiring company organized under the laws of another member state of the EEA. A shareholder of such a Dutch disappearing company who has voted against such cross-border merger, as well as any holder of shares without voting rights, may file a claim with the Dutch company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

        Delaware.    The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder's shares, in connection with certain mergers and consolidations.

  Shareholder Suits

        The Netherlands.    In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not bind individual class members. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

        Delaware.    Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

  Repurchase of Shares

        The Netherlands.    Under Dutch law, when issuing shares, a public company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company's shareholders' equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital. Such company may only acquire its own shares if its general meeting of shareholders has granted the management board the authority to effect such acquisitions.

        An acquisition of common shares for a consideration must be authorized by our general meeting of shareholders. Such authorization may be granted for a maximum period of 18 months and must specify the number of common shares that may be acquired, the manner in which common shares may be acquired and the price limits within which common shares may be acquired. Authorization is not required for the acquisition of common shares in order to transfer them to our employees. The actual acquisition may only be effected pursuant to a resolution of our management board, with the approval of our supervisory board. Our management board, subject to approval by our supervisory board, has been authorized, for a period of 18 months from June 26, 2020, the date of our most recent annual general meeting of shareholders, to cause the repurchase of common shares by us of up to 20% of our issued share capital, for a price per share not exceeding 110% of the average market price of our common shares on Nasdaq (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by us). These shares may be used to deliver shares underlying awards granted pursuant to our equity-based compensation plans.

        No authorization of the general meeting of shareholders is required if common shares are acquired by us with the intention of transferring such common shares to our employees under an applicable employee stock purchase plan.

        Delaware.    Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

  Anti-Takeover Provisions

        The Netherlands.    Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. In this respect, certain provisions of our articles of association may make it more difficult for a third party to acquire control of us or effect a change in our management board and supervisory board. These provisions include: a provision that our managing directors and supervisory directors are appointed on the basis of a binding nomination prepared by our supervisory board which can only be overruled by a two-thirds majority of votes cast representing more than 50% of our issued share capital; a provision that our managing directors and supervisory directors may only be dismissed by the general meeting of shareholders by a two-thirds majority of votes cast representing more than 50% of our issued share capital (unless the dismissal is proposed by the supervisory board in which case a simple majority of the votes would be sufficient); and a requirement that certain matters, including an amendment of our articles of association, may only be brought to our shareholders for a vote upon a proposal by our management board. In addition, Dutch law allows for staggered multi-year terms of our managing directors and supervisory directors, as a result of which only part of our managing directors and supervisory directors may be subject to election or re-election in any one year.

        Delaware.    In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

        Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested stockholder, unless:

  •
  the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

  •
  after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

  •
  after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

        A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

  Inspection of Books and Records

        The Netherlands.    The management board and the supervisory board provide the general meeting of shareholders, within a reasonable amount of time, all information that the shareholders require for the exercise of their powers, unless this would be contrary to an overriding interest of our company. If the management board or supervisory board invokes such an overriding interest, it must give reasons.

        Delaware.    Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation's books and records during the corporation's usual hours of business.

  Dismissal of Directors

        The Netherlands.    Under our articles of association, the general meeting of shareholders shall at all times be entitled to dismiss a director. The general meeting of shareholders may only adopt a resolution to suspend or dismiss a managing director or supervisory director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of the issued share capital, unless the proposal was made by the supervisory board, in which latter case a simple majority is sufficient.

        Delaware.    Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

  Issuance of Shares

        The Netherlands.    Under Dutch law, a company's general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company, such as the management board, for a period not exceeding five years. Our management board, subject to approval of our supervisory board, has been authorized, for a period of five years from June 26, 2020, the date of our most recent annual general meeting of shareholders, to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time.

        Delaware.    All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company's certificate of incorporation.

  Preemptive Rights

        The Netherlands.    Under Dutch law, in the event of an issuance of common shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the common shares held by such holder (with the exception of common shares to be issued to employees or common shares issued against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under our articles of association, the preemptive rights in respect of newly issued common shares may be restricted or excluded by a resolution of the general meeting of shareholders. Another corporate body, such as the management board, may restrict or exclude the preemptive rights in respect of newly issued common shares if it has been designated as the authorized body to do so by the general meeting of shareholders. Such designation can be granted for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than one-half of our issued share capital is represented at the meeting. Our management board, subject to approval of our supervisory board, has been authorized, for a period of five years from June 26, 2020, the date of our most recent annual general meeting of shareholders, to limit or exclude preemptive rights in relation to an issuance of shares or a grant of rights to subscribe for shares that the management board is authorized to resolve upon (see above under "Issuance of Shares").

        Delaware.    Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

  Dividends

        The Netherlands.    Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders' equity exceeds the amount of the paid-up and called-up issued share capital and the reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders' equity exceeds the amount of the paid-up and called-up issued share capital plus any reserves as described above as apparent from our financial statements. Under Dutch law, the articles of association may prescribe that the management board decide what portion of the profits are to be held as reserves.

        Under our articles of association, the management board may decide that all or part of the profits are carried to reserves. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders for distribution, subject to restrictions of Dutch law and approval by our supervisory board. Our management board is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders, but only with the approval of the supervisory board. Dividends and other distributions shall be made payable not later than the date determined by the management board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

        Delaware.    Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

  Shareholder Vote on Certain Reorganizations

        The Netherlands.    Under Dutch law, the general meeting of shareholders must approve resolutions of the management board relating to a significant change in the identity or the character of the company or the business of the company, which includes:

  •
  a transfer of the business or virtually the entire business to a third party;

  •
  the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

  •
  the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

        Delaware.    Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

        Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

  Remuneration of Managing Directors and Supervisory Directors

        The Netherlands.    Under Dutch law and our articles of association, we must adopt a compensation policy for our management board. Such compensation policy then requires approval by our general meeting of shareholders. The supervisory board determines the remuneration of individual managing directors with due observance of the remuneration policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which managing directors may participate is subject to approval by our general meeting of shareholders. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the management board and the criteria for granting or amendment. The compensation for our supervisory directors is set by the general meeting of shareholders.

        Delaware.    Under the Delaware General Corporation Law, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law.

Code of Ethics

        We have adopted a code of business conduct and ethics applicable to our management board, our supervisory board, and company personnel.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is the American Stock and Transfer Company.

 COMMON SHARES ELIGIBLE FOR FUTURE SALE

        Our common shares are listed on the Nasdaq Global Market, or Nasdaq, under the symbol "CNTG". Future sales of common shares in the public market after this offering, and the availability of common shares for future sale, could adversely affect the market price of our common shares prevailing from time to time. As described below, most of our currently outstanding common shares will be available for sale immediately after this offering, and the remainder will be available for sale 90 days after the expiration of contractual restrictions on transfers of common shares. Accordingly, sales of substantial amounts of the common shares, or the perception that these sales could occur, could adversely affect prevailing market prices for our common shares and could impair our future ability to raise equity capital.

        Based on the number of common shares outstanding as of March 31, 2020, upon completion of this offering, 21,861,340 common shares will be outstanding, assuming no outstanding options are exercised. All of the common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any common shares sold to our "affiliates." In addition, all of our common shares outstanding before this offering will be freely transferable and may be resold without restriction or further registration under the Securities Act. Under Rule 144 of the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.

        In connection with this offering, our managing directors, supervisory directors, selling shareholders and certain of our existing shareholders have entered into lock-up agreements that will expire 90 days after the date of this prospectus. Upon expiration of this lock-up period, the common shares subject to these agreements will be eligible for sale, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 under the Securities Act, which are summarized below.

Rule 144

        In general, persons who have beneficially owned restricted common shares for at least six months, and any affiliate of our company who owns either restricted or unrestricted common shares, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, a person who has beneficially owned restricted common shares for at least six months would be entitled to sell its securities pursuant to Rule 144 provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sale by non-affiliates must also comply with the current public information provision of Rule 144. Persons who have beneficially owned restricted common shares for at least six months, but who are our affiliates at the time of, or at any time during the 90 days preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1.0% of the number of common shares then outstanding, which will equal approximately 218,613 common shares immediately after the completion of this offering based on the number of common shares outstanding as of March 31, 2020; and

  •
  the average weekly trading volume of our common shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Regulation S

        Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus delivery requirements of the Securities Act. Accordingly, common shares held by our affiliates may be sold in offshore transactions in compliance with Regulation S.

Registration Rights

        In connection with our initial public offering which closed on November 12, 2019, we entered into a registration rights agreement with certain of our existing shareholders pursuant to which we agreed under certain circumstances to file a registration statement to register the resale of the shares held by such holders, subject to certain exceptions, as well as to cooperate in certain public offerings of such shares. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Lock-up Agreements

        In connection with this offering, we, our supervisory board, our management board, our selling shareholders and certain of our existing shareholders have agreed, subject to limited exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for or repayable with common shares for 90 days after the date of this prospectus without first obtaining the written consent of Credit Suisse Securities (USA) LLC and SVB Leerink LLC. See "Underwriting—No Sales of Similar Securities" for additional information.

TAXATION

        The following summary contains a description of certain U.S. federal, Dutch and German income tax consequences of the acquisition, ownership and disposition of common shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. The summary is based upon the tax laws of the U.S. and regulations thereunder, the tax laws of the Netherlands and regulations thereunder and the tax laws of Germany and regulations thereunder as of the date hereof, which are subject to change.

Material U.S. Federal Income Tax Considerations for U.S. Holders

        The following section is the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences to U.S. Holders, as defined below, of owning and disposing of our common shares. It does not set forth all tax considerations that may be relevant to a particular person's decision to invest in our common shares.

        This section applies only to a U.S. Holder that holds our common shares as capital assets for U.S. federal income tax purposes. In addition, it does not set forth all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

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  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding our common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to our common shares;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including an "individual retirement account" or "Roth IRA";

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  persons that own or are deemed to own 10% or more of our shares (by vote or value); or

  •
  persons holding our common shares in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships holding our common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our common shares.

        This section is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Germany and the United States (the "Treaty") all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

        A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our common shares, who is eligible for the benefits of the Treaty and who is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common shares in their particular circumstances.

  Taxation of Distributions

        As discussed above under "Dividends and Dividend Policy", we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the passive foreign investment company rules described below, distributions on our common shares, other than certain pro rata distributions of our common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). For so long as our common shares are listed on Nasdaq or another established securities market in the United States or we are eligible for benefits under the Treaty, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as "qualified dividend income," which is taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of a dividend will include any amounts withheld by us in respect of German income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's receipt of the dividend. The amount of any dividend income paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

        German income taxes withheld from dividends on our common shares at a rate not exceeding the rate provided by the Treaty will be eligible for credit against the U.S. Holder's U.S. federal income tax liability. German taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder's federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may elect to deduct foreign taxes, including any German income tax, in computing their taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. If Dutch income taxes are withheld from dividends payable to U.S. Holders, U.S. Holders are urged to consult their tax advisers regarding the creditability of such Dutch income taxes against their U.S. federal income tax liabilities. See "Risk factors—Certain Factors Relating to Our Common Shares and the Offering—If we do pay dividends, we may need to withhold tax on such dividends payable to holders of our shares in both Germany and the Netherlands".

  Sale or Other Disposition of Common Shares

        Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of our common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars.

  Passive Foreign Investment Company ("PFIC") Rules

        Under the Code, we will be a PFIC for any taxable year in which, after the application of certain "look-through" rules with respect to our subsidiaries, either (i) 75% or more of our gross income consists of "passive income" or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, "passive income." For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation.

        Passive income includes, among other things, interest, dividends, rents, certain non-active royalties and capital gains. Based on our current operations, income, and assets, and certain estimates and projections, including as to the relative values of our assets, we do not believe that we were a PFIC for our 2019 taxable year. However, there can be no assurance that the IRS will agree with our conclusion. In addition, whether we will be a PFIC in 2020 or any future taxable year is uncertain because, among other things, (i) we currently own, and expect to continue to own, a substantial amount of passive assets, including cash, (ii) the value of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may vary substantially over time and (iii) the composition of our income may vary substantially over time. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any year during which a U.S. Holder holds our common shares, we would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds our common shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations with respect to our common shares.

        If we were a PFIC for any taxable year during which a U.S. Holder held our common shares (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of our common shares would be allocated ratably over the U.S. Holder's holding period for our common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an additional tax effectively representing a deferred interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on our common shares exceeds 125% of the average of the annual distributions on our common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

        A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to our common shares, provided that our common shares are "marketable." Our common shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it will recognize as ordinary income any excess of the fair market value of our common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of our common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder's tax basis in our common shares will be adjusted to reflect the amount of income or loss that is recognized. Any gain recognized on the sale or other disposition of our common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

        In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for U.S. federal income tax purposes may make a QEF Election with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for U.S. Holders to make QEF Elections.

        In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

        If a U.S. Holder owns our common shares during any year in which we are a PFIC, the U.S. Holder must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, with the U.S. Holder's federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.

        U.S. Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.

  Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

  Reporting With Respect to Foreign Financial Assets

        Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares by filing a Form 8398 with their U.S. federal income tax return, subject to certain exceptions (including an exception for our common shares held in accounts maintained by certain U.S. financial institutions). Failure to file a Form 8398 where required can result in monetary penalties and the extension of the relevant statute of limitations with respect to all or a part of the relevant U.S. tax return. U.S. Holders should consult their tax advisers regarding this reporting requirement.

Material Dutch Tax Considerations

        The following is a summary of certain material Dutch tax consequences of the acquisition, holding and disposal of common shares. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of common shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this summary should be treated with corresponding caution.

        Except as otherwise indicated, this summary is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Where the summary refers to "the Netherlands" or "Dutch" it refers only to the part of the Kingdom of the Netherlands located in Europe. The applicable tax laws or interpretations thereof may change, or the relevant facts and circumstances may change, and such changes may affect the contents of this section, which will not be up-dated to reflect any such changes.

        This discussion is for general information purposes only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, holding and disposal of the common shares. Holders or prospective holders of common shares should consult their own tax advisors regarding the Dutch tax consequences relating to the acquisition, holding and disposal of the common shares in light of their particular circumstances.

        Please note that the summary does not describe the Dutch tax consequences for:

          (i)    holders of common shares if such holders, and in the case of individuals, such holder's partner or certain of its relatives by blood or marriage in the direct line (including foster children), have a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). A holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with such holder's partner (as defined in the Dutch Income Tax Act 2001), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company's annual profits or to 5% or more of the company's liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been dis-posed of, on a non-recognition basis;

          (ii)   holders of common shares, if the common shares held by such holders qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder's shareholding of 5% or more in a company's nominal paid-up share capital qualifies as a participation. A holder may also have a participation if such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or if the company in which the shares are held is a related entity (statutorily defined term);

          (iii)  pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) (as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards; and

          (iv)  holders of common shares who are individuals for whom the common shares or any benefit derived from the common shares are a remuneration or deemed to be a remuneration for activities performed by such holders or certain individuals related to such holders (as defined in the Dutch Income Tax Act 2001).

  Withholding Tax

        We are required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by us (which withholding tax will not be borne by us, but will be withheld by us from the gross dividends paid on the common shares). However, as long as we continue to have our place of effective management in Germany, and not in the Netherlands, under the Convention between the Federal Republic of Germany and the Netherlands for the avoidance of double taxation with respect to taxes on income of 2012, we will be considered to be exclusively tax resident in Germany and we will not be required to withhold Dutch dividend withholding tax. This exemption from withholding does not apply to dividends distributed by us to a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporate income tax purposes or to holders of common shares that are neither resident nor deemed to be resident of the Netherlands if the common shares are attributable to a Dutch permanent establishment of such non-resident holder, in which case the following paragraph applies. See "Item 3. Key Information—D. Risk Factors—If we do pay dividends, we may need to withhold tax on such dividends payable to holders of our shares in both Germany and the Netherlands" in our Annual Report, which is incorporated by reference herein.

        Dividends distributed by us to individuals and corporate legal entities who are resident or deemed to be resident in the Netherlands for Dutch (corporate) income tax purposes ("Dutch Resident Individuals" and "Dutch Resident Entities," as the case may be) or to holders of common shares that are neither resident nor deemed to be resident of the Netherlands if the common shares are attributable to a Dutch permanent establishment of such non-resident holder are subject to Dutch dividend withholding tax at a rate of 15%.

        The expression "dividends distributed" includes, among other things:

  •
  distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

  •
  liquidation proceeds, proceeds of redemption of shares, or proceeds of the repurchase of shares by us or one of our subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those shares as recognized for purposes of Dutch dividend withholding tax;

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  an amount equal to the par value of shares issued or an increase of the par value of shares, to the extent that it does not appear that a contribution, recognized for purposes of Dutch dividend withholding tax, has been made or will be made; and

  •
  partial repayment of the paid-in capital, recognized for purposes of Dutch dividend withholding tax, if and to the extent that we have net profits (zuivere winst), unless (i) the general meeting has resolved in advance to make such repayment and (ii) the par value of the shares concerned has been reduced by an equal amount by way of an amendment to our articles of association.

        Dutch Resident Individuals and Dutch Resident Entities can generally credit the Dutch dividend withholding tax against their income tax or corporate income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies to holders of common shares that are neither resident nor deemed to be resident of the Netherlands if the common shares are attributable to a Dutch permanent establishment of such non-resident holder.

        Pursuant to legislation to counteract "dividend stripping", a reduction, exemption, credit or refund of Dutch dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

  Taxes on income and capital gains

  Dutch Resident Entities

        Generally speaking, if the holder of common shares is an entity that is a resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes, any payment under the common shares or any gain or loss realized on the disposal or deemed disposal of the common shares is subject to Dutch corporate income tax at a rate of 16.5% with respect to taxable profits up to €200,000 and 25% with respect to taxable profits in excess of that amount (rates and brackets for 2020).

  Dutch Resident Individuals

        If the holder of common shares is an individual resident or deemed to be resident of the Netherlands for Dutch income tax purposes, any payment on the common shares or any gain or loss realized on the disposal or deemed disposal of the common shares is taxable at the progressive Dutch income tax rates (with a maximum of 49.50% in 2020), if:

          (i)    the common shares are attributable to an enterprise from which the holder of common shares derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

          (ii)   the holder of shares is considered to perform activities with respect to the common shares that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the common shares that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

        If the above-mentioned conditions (i) and (ii) do not apply to the individual holder of common shares, such holder will be taxed annually on a deemed return (with a maximum of 5.28% in 2020) on the individual's net investment assets (rendementsgrondslag) for the year, insofar the individual's net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The deemed return on the individual's net investment assets for the year is taxed at a rate of 30%. Actual income, gains or losses in respect of the common shares are as such not subject to Dutch income tax.

        The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on January 1 of the relevant calendar year. The common shares are included as investment assets. For the net investment assets on January 1, 2020, the deemed return ranges from 1.7893% up to 5.28% (depending on the aggregate amount of the net investment assets of the individual on January 1, 2020). The deemed return will be adjusted annually on the basis of historic market yields.

  Non-residents of the Netherlands

        A holder of common shares that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch taxes on income or capital gains in respect of any payment under the common shares or in respect of any gain or loss realized on the disposal or deemed disposal of the common shares, provided that:

          (i)    such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the common shares are attributable; and

          (ii)   in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the common shares that go beyond ordinary asset management and does not derive benefits from the shares that are taxable as benefits from other activities in the Netherlands.

  Gift and inheritance taxes

  Residents of the Netherlands

        Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of common shares by way of a gift by, or on the death of, a holder of such common shares who is resident or deemed resident of the Netherlands at the time of the gift or the holder's death.

  Non-residents of the Netherlands

        No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of the shares by way of gift by, or on the death of, a holder of common shares who is neither resident nor deemed to be resident of the Netherlands, unless:

          (i)    in the case of a gift of common shares by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

          (ii)   the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

        For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the ten years preceding the date of the gift or such person's death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

  Value added tax (VAT)

        No Dutch VAT will be payable by a holder of common shares in respect of any payment in consideration for the holding or disposal of the common shares.

  Other taxes and duties

        No Dutch registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of common shares in respect of any payment in consideration for the holding or disposal of the common shares.

Material German Tax Considerations

        The following section is the opinion of Taylor Wessing Partnerschaftsgesellschaft mbB ("German Tax Counsel") of the material German tax considerations that become relevant when purchasing, holding or transferring the Company's shares. The Company expects and intends to have its sole place of management in Germany and, therefore, qualifies as a corporation subject to German unlimited income taxation; however, because a company's tax residency depends on future facts regarding the location in which the company is managed and controlled, German Tax Counsel cannot opine as to whether the Company qualifies as a corporation subject to German unlimited income taxation. This section does not set forth all German tax aspects that may be relevant for shareholders. The section is based on the German tax law applicable as of the date of this prospectus. It should be noted that the law may change following the issuance of this Prospectus and that such changes may have retroactive effect.

        The material German tax principles of purchasing, owning and transferring of shares are set forth in the following. This section does not purport to be a comprehensive or complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of shares and does not set forth all tax considerations that may be relevant to a particular person's decision to acquire common shares. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences set forth below. This section does not refer to any U.S. Foreign Account Tax Compliance Act aspects.

        Shareholders are advised to consult their own tax advisers with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of double tax treaty provisions, as well as any tax consequences arising under the laws of any state, local or other foreign jurisdiction. For German tax purposes, a shareholder may include an individual who or an entity that does not have the legal title to the shares, but to whom nevertheless the shares are attributed, based either on such individual or entity owning a beneficial interest in the shares or based on specific statutory provisions.

        This section does not constitute a particular tax advice. Potential purchasers of the Company's shares are urged to consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposition of shares in light of their particular circumstances.

  Taxation of Dividends

  Withholding Tax on Dividends

        Dividends distributed from a company to its shareholders are subject to withholding tax, subject to certain exemptions (for example, repayments of capital from the tax equity account (steuerliches Einlagekonto)), as described in the following. The withholding tax rate is 25% plus 5.5% solidarity surcharge (Solidaritätszuschlag) thereon (in total 26.375%) of the gross dividend approved by the ordinary shareholders' meeting. Withholding tax is to be withheld and passed on for the account of the shareholders by a domestic branch of a domestic or foreign credit or financial services institution (Kredit- und Finanzdienstleistungsinstitut), by the domestic securities trading company (inländisches Wertpapierhandelsunternehmen) or a domestic securities trading bank (inländische Wertpapierhandelsbank) which keeps and administers the shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the shares were entrusted for collective custody if the dividends are distributed to a foreign agent by such securities custodian bank (which is referred to as the "Dividend Paying Agent"). In case the shares are not held in collective deposit with a Dividend Paying Agent, the Company is responsible for withholding and remitting the tax to the competent tax office.

        Such withholding tax is levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.

        In the case of dividends distributed to a company within the meaning of Art. 2 of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the "EU Parent Subsidiary Directive") domiciled in another Member State of the European Union, an exemption from withholding tax will be granted upon request if further prerequisites are satisfied (Freistellung im Steuerabzugsverfahren). This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in the Company is effectively connected with this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of the Company of at least 10% for at least one year.

        The withholding tax on distributions to other foreign resident shareholders is reduced in accordance with a double taxation treaty if Germany has concluded such double taxation treaty with the country of residence of the shareholder and if the shareholder does not hold his shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. The reduction of the withholding tax is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the tax rate set forth in the applicable double taxation treaty (15% unless further qualifications are met) is refunded by the German tax administration upon request (Federal Central Office for Taxes (Bundeszentralamt für Steuern), main office in Bonn-Beuel, An der Küppe 1, 53225 Bonn, Germany).

        In the case of dividends received by corporations whose statutory seat and effective place of management are not located in Germany and who are therefore not tax resident in Germany, two-fifths of the withholding tax deducted and remitted are refunded without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a double taxation treaty or if no double taxation treaty has been concluded between the state of residence of the shareholder.

        In order to receive a refund pursuant to a double taxation treaty or the aforementioned option for foreign corporations, the shareholder has to submit a completed form for refund (available at the Federal Central Office for Taxes (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that withheld the tax.

        The exemption from withholding tax in accordance with the EU Parent Subsidiary Directive or a double tax treaty and the aforementioned options for a refund of the withholding tax (with or without protection under a double taxation treaty) depend on whether certain additional prerequisites (in particular so-called substance requirements) are fulfilled. The applicable withholding tax relief will only be granted if the preconditions of the German anti avoidance rules (so called Directive Override or Treaty Override), in particular Section 50d, paragraph 3, German Income Tax Act (Einkommensteuergesetz) are fulfilled.

        The aforementioned reductions of (or exemptions from) withholding tax are further restricted if (i) the applicable double taxation treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of the Company and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the reduction of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in the Company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the shares in the Company during the minimum holding period without being directly or indirectly hedged and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties. However, these further prerequisites do not apply if the shareholder has been the beneficial owner of the shares in the Company for at least one uninterrupted year upon receipt of the dividends.

        For individual or corporate shareholders tax resident outside Germany not holding the shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen)

for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is final (i.e., not refundable) and settles the shareholder's limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (that are, for example, shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their shares as business assets, as well as for shareholders tax resident outside of Germany holding their shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder's personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability is refunded. For individual shareholders tax resident in Germany holding the Company's shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.

        Pursuant to special rules on the restriction of withholding tax credit, the credit of withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in the Company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the shares in the Company during the minimum holding period without being directly or indirectly hedged and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties. Absent the fulfillment of all of the three prerequisites, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder's (corporate) income tax liability, but may, upon application, be deducted from the shareholder's tax base for the relevant assessment period. A shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit has to notify the competent local tax office accordingly and has to make a payment in the amount of the omitted withholding tax deduction. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed € 20,000 or that has been the beneficial owner of the shares in the Company for at least one uninterrupted year upon receipt of the dividends.

  Taxation of dividend income of shareholders tax resident in Germany holding the Company's shares as private assets

        For individual shareholders (individuals) resident in Germany holding the Company's shares as private assets, dividends are subject to a flat tax rate which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon (in total 26.375%) and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his individual circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the concrete tax rate including church tax are to be discussed with the individual tax adviser of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to € 1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.

        The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent. However, if the flat tax results in a higher tax burden as opposed to the private shareholder's individual tax rate, the private shareholder can opt for taxation at his individual personal income tax rate. In that case, the final withholding tax will be credited against the income tax. However, pursuant to the German tax authorities and a court ruling, private shareholders are nevertheless not entitled to deduct expenses incurred in connection with the capital investment from their income. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly, and married couples as well as partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

        Exceptions from the flat tax rate (satisfied by withholding at source) (Abgeltungsteuer) may apply—that is, only upon application—for shareholders who have a shareholding of at least 25% in a company and for shareholders who have a shareholding of at least 1% in the Company and work for a company in a professional capacity. In such a case, the same rules apply as for sole proprietors holding the shares as business assets. See "—Taxation of dividend income of shareholders tax resident in Germany holding the Company's shares as business assets—Sole proprietors."

  Taxation of dividend income of shareholders tax resident in Germany holding the Company's shares as business assets

        If a shareholder holds the Company's shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.

  Corporations

        Dividend income of corporate shareholders is exempt from corporate income tax, provided that the incorporated entity holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of the Company which a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are subject to corporate income tax (plus solidarity surcharge) and trade tax, i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax-deductible.

        For trade tax purposes the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporation shareholder holds at least 15% of the Company's registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In case of an indirect participation via a partnership please refer to the section "Partnerships" below.

        If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the municipalities the corporate shareholder resides in).

        Special regulations apply which abolish the 95% tax exemption if the Company's shares are held as trading portfolio assets in the meaning of Section 340e of the German commercial code (Handelsgesetzbuch) by (i) a credit institution (Kreditinstitut), (ii) a financial service institution (Finanzdienstleistungsinstitut) or (iii) a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution or a financial service institution, as well as by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income.

  Sole proprietors

        For sole proprietors (individuals) resident in Germany holding shares as business assets dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her individual personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, the dividend income is entirely subject to trade tax if the shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the Company's registered share capital at the beginning of the relevant assessment period. The trade tax levied will be eligible for credit against the shareholder's personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder.

  Partnerships

        In case shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge, are levied only at the level of the partner with respect to their relevant part of the profit and depending on their individual circumstances.

        If the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge. See "—Corporations."

        If the partner is a sole proprietor (individual), the dividend income will be subject to the partial income rule. See "—Sole Proprietors."

        The dividend income is subject to trade tax at the level of the partnership (provided that the partnership is liable to trade tax), unless the partnership holds at least 15% of a company's registered share capital at the beginning of the relevant assessment period, in which case the dividend income is exempt from trade tax. There are no explicit statutory provisions concerning the taxation of dividends with regard to a corporate shareholder of the partnership. However, trade tax will be levied on 5% of the dividends to the extent they are attributable to the shares of such corporate partners to whom at least 10% of the shares of the Company are attributable on a look-through basis, since such portion of the dividends will be deemed to be non-deductible business expenses.

        If a partner is an individual, depending on the applicable municipal trade tax rate and the individual tax situation, the trade tax paid at the level of the partnership is partly or entirely be credited against the partner's personal income tax liability.

        In case of a corporation being a partner, special regulations will apply with respect to trading portfolio assets of credit institutions, financial service institutions or financial enterprises within the meaning of the German Banking Act (Kreditwesengesetz) or life insurance companies, health insurance companies or pension funds. See "—Corporations."

        Thus, the actual trade tax charge, if any, at the level of the partnership depends on the shareholding quota of the partnership and the nature of the partners (e.g., individual or corporation).

  Taxation of dividend income of shareholders tax resident outside of Germany

        For foreign individual or corporate shareholders tax resident outside of Germany not holding the shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a double tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder's limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption.

        In contrast, individual or corporate shareholders tax resident outside of Germany holding the Company's shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the shares as business assets. The withholding tax withheld (including solidarity surcharge) is credited against the shareholder's personal income tax or corporate income tax liability in Germany.

  Taxation of Capital Gains

  Withholding tax on capital gains

        Capital gains realized on the disposal of shares are only subject to withholding tax if a German branch of a German or foreign credit or financial institution, a German securities trading Company or a German securities trading bank stores or administrates or carries out the sale of the shares and pays or credits the capital gains. In those cases, the institution (and not the company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and has to pay the withholding tax to the competent tax authority. In case the shares in Centogene N.V. are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of clause (i), the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed by using the officially prescribed form.

  Taxation of capital gains realized by shareholders tax resident in Germany holding shares as private assets

        For individual shareholders (individuals) resident in Germany holding shares as private assets, capital gains realized on the disposal of shares are subject to final withholding tax. Accordingly, capital gains will be taxed at a flat tax rate of 25% plus a 5.5% solidarity surcharge thereon (in total 26.375%) and church tax, in case the shareholder is subject to church tax because of his individual circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the concrete tax rate including church tax are to be discussed with the individual tax adviser of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the shares and the expenses directly related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.

        In case the flat tax results in a higher tax burden as opposed to the private shareholder's individual tax rate, the private shareholder can opt for taxation at his individual personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. However, pursuant to the German tax authorities the private shareholders are nevertheless not entitled to deduct expenses incurred in connection with the capital investment from their income. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly, and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

        Capital losses arising from the sale of the shares can only be offset against other capital gains resulting from the disposition of the shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the sale of shares in stock corporations in future years.

        The final withholding tax will not apply if the seller of the shares or in case of gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the Company's registered share capital at any time during the five years prior to the disposal. In that case capital gains are subject to the partial income rule. Accordingly, only (i) 60% of the capital gains will be taxed at his individual personal income tax rate plus a 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder's personal income tax liability in Germany.

  Taxation of capital gains realized by shareholders tax resident in Germany holding the Company's shares as business assets

        If a shareholder holds shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:

  Corporations

        Capital gains realized on the disposal of shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are subject to corporate income tax (plus solidarity surcharge) and trade tax, i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax-deductible.

        Capital losses incurred upon the disposal of shares or other impairments of the share value are not tax-deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before-mentioned persons, and the shareholder holds directly or indirectly more than 25% of the company's registered share capital.

        Special regulations apply if the shares are held as trading portfolio assets by a credit institution, a financial service institution or a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz) as well as by a life insurance company, a health insurance company or a pension fund. See "—Corporations."

  Sole Proprietors

        If the shares are held by a sole proprietor, capital gains realized on the disposal of the shares are subject to the partial income rule. Accordingly, only (i) 60% of the capital gains will be taxed at his/her individual personal income tax rate plus a 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied, depending on the applicable municipal trade tax rate and the individual tax situation, is partly or entirely credited against the shareholder's personal income tax liability.

  Partnerships

        In case the shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as a solidarity surcharge (and church tax) since partnerships qualify as transparent for German tax purposes. In this regard, corporate income tax or personal income tax as well as a solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the profit and depending on their individual circumstances.

        If the partner is a corporation, the capital gains will be subject to corporate income tax plus a solidarity surcharge. See "—Corporations." Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95% exemption rule as described above applies.

        If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule. See "—Sole Proprietors."

        In addition, if the partnership is liable to trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is an individual, depending on the applicable municipal trade tax rate and the individual tax situation, the trade tax paid at the level of the partnership is credited against the partner's personal income tax liability.

        With regard to corporate partners, special regulations apply if they are held as trading portfolio assets by credit institutions, financial service institutions or financial enterprises within the meaning of the German Banking Act or life insurance companies, health insurance companies or pension funds, as described above.

  Taxation of capital gains realized by shareholders tax resident outside of Germany

        Capital gains realized on the disposal of the shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the Company's shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany, or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the company's shares capital at any time during a five-year period prior to the disposal. In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, in case the shares are not attributable to a German permanent establishment or permanent representative the 5% taxation (see "—Corporations—Taxation of capital gains realized by shareholders tax resident in Germany holding the Company's shares as business assets") shall not apply and the capital gains are fully exempt from German tax.

        However, except for the cases referred to in clause (i) above, some of the double tax treaties concluded with Germany provide for a full exemption from German taxation.

  Inheritance and Gift Tax

        The transfer of the Company's shares to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft- und Schenkungsteuer) if:

          (i)    the decedent, the donor, the heir, the donee or any other beneficiary has his/her/its residence, domicile, registered office or place of management in Germany at the time of the transfer, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

          (ii)   (irrespective of the personal circumstances) the shares are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

          (iii)  (irrespective of the personal circumstances) at least 10% of the shares are held, directly or indirectly by, the decedent or person making the gift, himself or together with a related party in terms of Section 6 Foreign Tax Act.

        Special regulations apply to qualified German citizens who maintain neither a residence nor their domicile in Germany but in a low tax jurisdiction, and to former German citizens, also resulting in inheritance and gift tax. The few double tax treaties on inheritance and gift tax which Germany has entered into provide that German inheritance and gift tax is levied only in case of (i) and, with certain restrictions, in case of (ii).

  Other Taxes

        No German capital transfer tax (Kapitalverkehrsteuer), value-added tax (Umsatzsteuer), stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, holding or transferring the Company's shares. No value-added tax will be levied unless the shareholder validly opts for it. Net wealth tax (Vermögensteuer) is currently not levied in Germany.

        On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven EU member states (including Germany) to introduce a Financial Transaction Tax ("FTT") within the framework of enhanced cooperation. On February 14, 2013, the European Commission published a proposal for a Council Directive implementing enhanced cooperation in the area of financial transaction tax. The plan focuses on levying a tax of 0.1% (0.01% for derivatives) on the purchase and sale of financial instruments.

        A joint statement issued by 10 of the 11 participating EU member states in October 2016 reaffirmed the intention to introduce FTT. However, at the moment not many details are available. Thus, it is not known to what extent the elements of the European Commission's proposal outlined in the preceding paragraph will be followed in relation to the taxation of shares. The FTT proposal remains subject to negotiation between the participating Member States and is subject to political discussion. It may, therefore, be altered prior to the implementation, the timing of which remains unclear. Additional EU member states may decide to participate.

        Prospective holders of the shares are advised to seek their own professional advice in relation to FTT.

UNDERWRITING

        We and the selling shareholders are offering the common shares described in this prospectus through a number of underwriters. Credit Suisse Securities (USA) LLC and SVB Leerink LLC are acting as representatives of each of the underwriters named below and as joint book running managers for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,312,500
SVB Leerink LLC	1,312,500
Robert W. Baird & Co. Incorporated	350,000
BTIG, LLC	280,000
Kempen & Co U.S.A., Inc.	245,000

Total	3,500,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the common shares offered by us and the selling shareholders under the underwriting agreement if any of the common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside the United States may be made by affiliates of the underwriters.

        The address of Credit Suisse Securities (USA) LLC is 11 Madison Avenue, 5th Floor, New York, New York 10010 and the address of SVB Leerink LLC is One Federal Street, 37th Floor, Boston, Massachusetts 02110.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price of $14.00 and to dealers at that price less a concession not in excess of $0.504 per share. After the offering of the common shares, the public offering price, concession or any other term of this offering may be changed by the representatives.

        The following table shows (i) the public offering price, (ii) underwriting discounts and commissions, (iii) proceeds, before expenses, to us and (iv) proceeds, before expenses, to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

		Total
	Per Share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Public offering price	$14.00	$49,000,000	$56,350,000
Underwriting discounts and commissions	$0.84	$2,940,000	$3,381,000
Proceeds, before expenses, to us	$13.16	$26,320,000	$26,320,000
Proceeds, before expenses, to the selling shareholders	$13.16	$19,740,000	$26,649,000

        We estimate expenses payable by us in connection with this offering, other than the estimated underwriting discounts and commissions referred to above, will be approximately $760,000. We also have agreed to reimburse the underwriters for up to $25,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

        The sellling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 525,000 additional common shares from the selling shareholders, at the public offering price, as set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        In connection with this offering, we, our management board members, our supervisory board members, the selling shareholders and certain of our other existing shareholders have agreed not to sell or transfer any common shares or securities convertible into or exchangeable or exercisable for common shares, for 90 days after the date of this prospectus without first obtaining the written consent of Credit Suisse Securities (USA) LLC and SVB Leerink LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, or engage in any short selling of, any common shares or securities convertible into or exchangeable or exercisable for any common shares.

        The lock-up provisions apply to common shares and to securities convertible into or exchangeable or exercisable for common shares.

Nasdaq Global Market Listing

        Our common shares are listed on the Nasdaq Global Market, or Nasdaq, under the symbol "CNTG".

Transfer Agent and Registrar

        The U.S. transfer agent and registrar for our common shares is the American Stock Transfer & Trust Company.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option described above. The underwriters may close out any covered short position by either exercising their option or purchasing common shares in the open market.

        In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them under the underwriting agreement described above. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the closing of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  Notice to Prospective Investors in the European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a "Relevant State"), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  C.
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and each of our and the representatives' affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that

Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are qualified investors as defined in the Prospectus Regulation (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order and/or (iii) persons to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

  MiFID II Product Governance

        Any person offering, selling or recommending the shares (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

  Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Notice to Prospective Investors in Israel

        In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authorities, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the "Addressed investors"); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the "Qualified Investors"). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

  Notice to Prospective Investors in Switzerland

        This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

 EXPENSES OF THE OFFERING

        We estimate that our expenses in connection with this offering, other than estimated underwriting discounts and commissions, will be as follows:

Expenses	Amount
(in $)
SEC registration fee	11,024
FINRA filing fee	13,239
Legal fees and expenses	460,000
Accounting fees and expenses	221,000
Miscellaneous costs	54,737

Total	760,000

        All amounts in the table are estimates except the SEC registration fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.

LEGAL MATTERS

        The validity of the common shares and certain other matters of Dutch law will be passed upon for us by NautaDutilh N.V. Certain matters of U.S. federal law will be passed upon for us by Davis Polk & Wardwell LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Centogene N.V. appearing in Centogene N.V.'s Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, as set forth in their report thereon appearing therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The current address of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft is Friedrichstraße 140, 10117 Berlin, Germany.

 ENFORCEMENT OF JUDGMENTS

        We are incorporated under the laws of the Netherlands, and our headquarters are located in Germany. Substantially all of our assets are located outside the United States. The majority of our management board and supervisory board reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

        There is currently no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, grant the same judgment without a review of the merits of the underlying claim if such judgment (i) is a final judgment and has been rendered by a court, which has established its jurisdiction vis-à-vis the relevant Dutch companies or Dutch company, as the case may be, on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands, and (iv) is not incompatible with (a) a prior judgment of a Netherlands court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands and except to the extent that the foreign judgement contravenes Dutch public policy (openbare orde). Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Code of Civil Procedure. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities.

        Dutch civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Dutch law.

        The United States and Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, in civil and commercial matters. Consequently, a final judgment for payment or declaratory judgments given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Germany. German courts may deny the recognition and enforcement of a judgment rendered by a U.S. court if they consider the U.S. court not to be competent or the decision to be in violation of German public policy principles. For example, judgments awarding punitive damages are generally not enforceable in Germany. A German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

        In addition, actions brought in a German court against us, our management board and supervisory board and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, German courts generally do not award punitive damages. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. German procedural law does not provide for pre-trial discovery of documents, nor does Germany support pre-trial discovery of documents under the 1970 Hague Evidence Convention. Proceedings in Germany would have to be conducted in the German language and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, our management board and supervisory board and the experts named in this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our management board members, supervisory board members and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        We will send the transfer agent a copy of all notices of shareholders' meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

        We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part:

  •
  Our Annual Report for the year ended December 31, 2019 on Form 20-F, filed with the SEC on April 23, 2020;

  •
  "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Results of Operations—Year Ended December 31, 2017 Compared to Year Ended December 31, 2018" included in Amendment No. 1 to our Registration Statement on Form F-1 (File No. 333-234177) filed with the SEC on October 28, 2019; and

  •
  Our reports on Form 6-K furnished to the SEC on May 12, May 15, June 15 (other than Exhibit 99.1 thereto), and June 23.

        We will provide to each person at their request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Centogene N.V., Am Strande 7, 18055 Rostock, Germany. Our telephone number at this address is +49 (381) 80113400. In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.centogene.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We have included our website address as an inactive textual reference only.

3,500,000 Shares

CENTOGENE N.V.

Common Shares

PROSPECTUS

Credit Suisse	SVB Leerink
Baird	BTIG

Kempen & Co

July 9, 2020